Exhibit 10.46

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TIER TECHNOLOGIES, INC.

BAKER ACQUISITION CORPORATION,

EPOS CORPORATION,

THE INDIVIDUALS NAMED HEREIN

and

MICHAEL A. LAWLER,

as Shareholder Representative

Effective as of June 1, 2004

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

1.1	Definitions

ARTICLE 2	MERGER, CLOSING, CONVERSION OF SHARES AND PAYMENT FOR SHARES

2.1	Merger

2.2	Closing

2.3	Effective Time

2.4	Effects of Merger; Effective Date

2.5	Charter and Bylaws; Directors and Officers

2.6	Merger Consideration

2.7	Conversion of Securities

2.8	Receipt of Consideration; Escrow Fund and Exchange Fund

2.9	Lost, Stolen or Destroyed Certificates

2.10	Withholding Rights

2.11	Shares of Dissenting Shareholders

2.12	Adjustment to Merger Consideration

2.13	Shareholder Representative

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

3.1	Organization and Authority

3.2	Capitalization of the Company and the Company Subsidiary

3.3	Consents and Approvals

3.4	Investments in Others

3.5	Compliance with Laws and Other Instruments

3.6	Financial Statements, Accounting Records and Internal Controls

3.7	Absence of Undisclosed Liabilities

3.8	Taxes

3.9	Absence of Certain Changes and Events

3.10	Title to Property

3.11	Certain Transactions

3.12	Intellectual Property.

3.13	Litigation and Other Proceedings

3.14	Contracts

i

3.15	Insurance and Banking Facilities

3.16	Employees; Employee Plans

3.17	Compliance with ERISA

3.18	Labor Matters

3.19	Hazardous Materials

3.20	Inventories

3.21	Receivables

3.22	Accredited Investors

3.23	Brokers and Finders

3.24	No Omissions

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Authorization

4.2	Organization

4.3	Capitalization of Parent

4.4	No Conflict of Transaction with Obligations and Laws

4.5	Availability of Merger Consideration; Valid Issuance of Parent Shares

4.6	Brokers, Finders or Financial Advisors

4.7	SEC Filings

4.8	Interim Operations of Purchaser

4.9	Intellectual Property

4.10	Nasdaq Compliance

4.11	Absence of Changes

4.12	No Omissions

ARTICLE 5	COVENANTS OF THE PARTIES

5.1	Conduct of Business by the Company Pending the Merger

5.2	No Solicitation

5.3	Access to Information

5.4	Public Announcements

5.5	Commercially Reasonable Efforts

5.6	Company Indebtedness

5.7	Fees and Expenses

5.8	Company 401(k) Plan

5.9	Voting Agreement

5.10	Notification of Certain Matters

ARTICLE 6	CONDITIONS TO CLOSING

6.1	Conditions to Each Party’s Obligations

6.2	Conditions to Obligations of Parent and Purchaser

6.3	Conditions to Obligations of the Company and the Stockholders

ARTICLE 7	POST-CLOSING COVENANTS

7.1	Non-Competition and Non-Solicitation by Stockholders

7.2	Further Assurances

7.3	Employee Seniority

7.4	Rule 144

ARTICLE 8	SURVIVAL AND INDEMNIFICATION

8.1	Survival of Representations and Warranties

8.2	Recourse to Escrow Fund

8.3	Indemnification by Parent

8.4	Procedure

8.5	Treatment of Indemnity Payments

8.6	No Contribution from the Surviving Corporation

8.7	Indemnity not Affected by Knowledge

ARTICLE 9	TERMINATION, AMENDMENT AND WAIVER

9.1	Termination

9.2	Effect of Termination

9.3	Waiver

ARTICLE 10	MISCELLANEOUS

10.1	Entire Agreement

10.2	Dispute Resolution; Governing Law

10.3	Attorneys’ Fees

10.4	Headings

10.5	Notices

10.6	Waiver

10.7	Binding Effect; Assignment

10.8	No Third Party Beneficiaries

10.9	Counterparts

10.10	Further Assurances

10.11	Interpretation

10.12	Severability

Exhibits:

Exhibit A – Form of Articles of Merger
Exhibit B – Form of Employment Agreement
Exhibit C – Form of Escrow Agreement
Exhibit D – Form of Letter of Transmittal
Exhibit E – Opinion of Bradley, Arant Rose & White LLP, Counsel to the Company
Exhibit F – Opinion of Farella Braun + Martel LLP, Counsel to Parent and Purchaser
Exhibit G – Form of Investor Representations Letter
Exhibit H – Form of Warrant Redemption Agreement
Schedule 1 – Company Disclosure Schedule
Schedule 2 – Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of the 28th day of May, 2004 (the “Execution Date”), among Tier Technologies, Inc., a California corporation (“Parent”), Baker Acquisition Corporation, an Alabama corporation and a wholly owned subsidiary of Parent (“Purchaser”), EPOS Corporation, an Alabama corporation (the “Company”), each of the Stockholders (as defined below) and Michael A Lawler, as Shareholder Representative.

RECITALS

WHEREAS, the Company is engaged, among other things, in the business of supplying interactive communications hardware and software to enable efficient and intelligent management of customer relationships (the “Business”);

WHEREAS, the Stockholders, who are also the Company’s principal managers, own, on a fully diluted basis, approximately 94% of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the parties to this Agreement desire that Purchaser be merged with and into the Company (the “Merger”), that the Company be the surviving corporation in the Merger (the “Surviving Corporation”), and that each share of the Company Common Stock and each warrant to acquire shares of Company Common Stock that is outstanding immediately prior to the Effective Time of the Merger be converted into the right to receive a portion of the Merger Consideration in the manner contemplated by this Agreement;

WHEREAS, the boards of directors of Parent, Purchaser and the Company have approved the Merger in accordance with the provisions of the Alabama Business Corporation Act (the “ABCA”) and other applicable state law, and have determined that the Merger and the other transactions contemplated by this Agreement (the “Transactions”), subject to the terms of this Agreement, are in the best interest of Parent, Purchaser and the Company, respectively, and each company’s respective shareholders;

WHEREAS, James F. Byrd, Edward R. Graf, Timothy A. Johnson and Michael A. Lawler (collectively, the “Stockholders”) have executed employment agreements with Purchaser that will become effective immediately after the Effective Time;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                                    Definitions.  The terms defined in this Article 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“AAA” has the meaning provided in Section 10.2.

“ABCA” has the meaning provided in the Preamble.

“A2D Parties” has the meaning provided in Section 8.2.

“Acquisition Proposal” has the meaning provided in Section 5.2.

“Action” has the meaning provided in Section 3.13.

“Adverse Proposal” has the meaning provided in Section 5.9.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Cash Payout” means $428,693.

“Agreement” has the meaning provided in the Preamble.

“Articles of Merger” means the Articles of Merger substantially in the form attached hereto as Exhibit A.

“Audited Financial Statements” has the meaning provided in Section 3.6.

“Business” has the meaning provided in the Recitals.

“Cash Consideration” means $7,256,432 in cash, subject to adjustment as set forth in Section 2.12.

“Cash Payout” means an amount of cash equal to $3.7278.

“Certificates” has the meaning provided in Section 2.8.

“Closing” has the meaning provided in Section 2.2.

“Closing Balance Sheet” has the meaning provided in Section 2.12.

“Closing Date” means the date the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided in the Preamble.

“Company 401(k) plan” has the meaning provided in Section 5.8.

“Company Common Stock” has the meaning provided in the Recitals.

“Company Disclosure Schedule” has the meaning provided in Section 3.1.

“Company Financials” has the meaning provided in Section 3.6.

“Company Intellectual Property” has the meaning provided in Section 3.12.

“Company Properties” has the meaning provided in Section 3.19.

“Company Shareholders” means the holders of any shares of the Company Common Stock immediately prior to the Effective Time.

“Company Subsidiary” has the meaning provided in Section 3.1.

“Company Transaction Costs” has the meaning provided in Section 2.8.

“Competitive Business” has the meaning provided in Section 7.1.

“Dispute” has the meaning provided in Section 10.2.

“Dissenting Shares” has the meaning provided in Section 2.11.

“Effective Date” has the meaning provided in Section 2.4.

“Effective Time” has the meaning provided in Section 2.3.

“Employee Manuals” has the meaning provided in Section 3.16.

“Employee Plans” has the meaning provided in Section 3.16.

“Employment Agreement” has the meaning provided in Section 6.2.

“Encumbrances” means any liens, security interests, hypothecations, assessments, mortgages, pledges, agreements, easements, encroachments, claims, charges, options, restrictions or encumbrances of any nature whatsoever.

“Environment” means the land, soils, subsurface soils, surface or subsurface strata, geological formations, groundwater, surface waters, steam sediments, ambient air of the Earth, and any other environmental medium.

“Environmental Requirements” means all federal, state, local, foreign and other applicable laws, statutes, ordinances, rules, regulations, codes, licenses, orders, interpretations,

guidance documents, decisions, decrees, notices, permits, approvals, plans, authorizations, concessions, franchises, common or decisional law (including, without limitation, principles of tort, negligence, trespass, nuisance, strict liability, contribution and indemnification) and similar items of all governmental authorities, relating in any way to the protection, investigation, remediation or restoration of the Environment (including, without limitation, natural resources) or human health or safety, as the same may be amended from time to time.

“Equity Price” means (a) $2.2005 in cash and (b) 0.1463 shares of Parent Class B Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, National Association, as escrow agent.

“Escrow Agreement” has the meaning provided in Section 2.8.

“Escrow Fund” has the meaning provided in Section 2.8.

“Exchange Act” has the meaning provided in Section 3.1.

“Exchange Agent” has the meaning provided in Section 2.8.

“Exchange Fund” has the meaning provided in Section 2.8.

“Execution Date” has the meaning provided in the Recitals.

“Fee Letter” has the meaning provided in Section 3.23.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any Federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign.

“Gross Margin” shall mean a percentage, determined by dividing (a) the Profit earned on an applicable agreement or contract by (b) the actual professional services revenue recognized on such agreement or contract determined in accordance with GAAP.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under (a) the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA); (b) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (c) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (d) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (e) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (f) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (g) regulations promulgated under any of the above statutes; or (h) any applicable state or local statute, ordinance, rule, or regulation that has a scope or purpose similar to those statutes identified above.  Hazardous Material includes petroleum and petroleum-related compounds, asbestos, lead and lead-based paint, radon, PCBs and urea formaldehyde foam insulation.

“Indemnified Party” has the meaning provided in Section 8.4.

“Intellectual Property” has the meaning provided in Section 3.12.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of James F. Byrd, Edward R. Graf, Timothy A. Johnson, Michael A. Lawler, Michael Lightfoot and Benjamin Mitchell and the knowledge that such persons would have obtained after reasonable inquiry and investigation.

“Leased Real Property” has the meaning provided in Section 3.10.

“Losses” has the meaning provided in Section 8.2.

“Material Adverse Effect” or “Material Adverse Change” means, when used with respect to the Company or Parent, as the case may be, any change, event, occurrence, state of facts or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, assets (whether tangible or intangible), or financial condition of the Company or Parent, as the case may be; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the failure of the Company or the Company Subsidiary (as hereinafter defined), taken alone and without reference to the preceding sentence, to meet internal projections or forecasts, (ii) any adverse change, effect, event or occurrence directly resulting from the execution of this Agreement or the announcement or consummation of the Transactions (including, without limitation, any loss of customers, cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, partner, distributor or similar relationships, any loss of employees or any litigation relating to the Merger, or any decrease in the trading price of Parent Class B Stock); (iii) any adverse change, effect, event or occurrence relating to the economy of the United States in general or conditions in the industry in which the Company or Parent, as the case may be, operates in general, and not specifically relating to the Company or Parent or their respective subsidiaries; or (iv) any adverse change, event, occurrence, state of facts or effect required or directly resulting from any change in GAAP, any FASB pronouncement or any change in applicable laws, rules or regulations.

“Merger” has the meaning provided in the Recitals.

“Merger Consideration” has the meaning provided in Section 2.6.

“Non-Accredited Investors” means Jack N. Figh and Keith N. Davis.

“Owned Real Property” has the meaning provided in Section 3.10.

“Parent” has the meaning provided in the Preamble.

“Parent Class A Stock” has the meaning provided in Section 4.3.

“Parent Class B Stock” has the meaning provided in Section 2.6.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.1.

“Parent Indemnified Parties” has the meaning provided in Section 8.2.

“Parent Losses” has the meaning provided in Section 8.2.

“Parent Preferred Stock” has the meaning provided in Section 4.3.

“Parent SEC Reports” means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with the Securities and Exchange Commission since December 31, 2002.

“Parent Shares” has the meaning provided in Section 2.6.

“Parent’s or Purchaser’s Knowledge” means the actual knowledge of James Weaver, Jeffrey McCandless, and Laura DePole and the knowledge that such persons would have obtained after reasonable inquiry and investigation.

“Permitted Liens” means (a) liens (other than environmental liens and any lien imposed under ERISA) for taxes, assessments or charges of any governmental authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens (other than any lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP or in respect of which a payment or performance bond has been obtained; (c) liens (other than any lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than the repayment of indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under contracts; (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of such party or its subsidiaries; and (e) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental authority having jurisdiction.

“Person” means an individual, corporation, company, association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority or other entity.

“Plan” has the meaning provided in Section 3.17.

“Plan Administrator” has the meaning provided in Section 3.17.

“Profit” means the actual professional services revenue recognized on an applicable agreement or contract determined in accordance with GAAP minus the actual professional services direct project costs incurred on such agreement or contract.  For the avoidance of doubt, direct project costs do not include a general overhead burden.

“PTO” has the meaning provided in Section 3.12.

“Purchaser” has the meaning provided in the Preamble.

“Return” means any return, report, information return, estimated tax return or report, schedule, form, certificate, statement, declaration, claim for refund or other document (including any schedule, attachment or amendment thereto, any extension to file thereof and any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Rule 144” has the meaning provided in Section 7.4.

“Rules” has the meaning provided in Section 10.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning provided in Section 4.7

“Shareholder Indemnified Parties” has the meaning provided in Section 8.3.

“Shareholder Losses” has the meaning provided in Section 8.3.

“Shareholder Representative” has the meaning provided in Section 2.13.

“Stockholders” has the meaning provided in the Recitals.

“Straddle Periods” has the meaning provided in Section 3.8.

“Subsidiary” means, with respect to any entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is owned, directly or indirectly, by such entity.

“Subsidiary Common Stock” has the meaning provided in Section 3.2.

“SunTrust Warrant” means the warrant issued to SunTrust Banks, Inc. pursuant to the Subordinated Note and Warrant Purchase Agreement, dated December 3, 1999, by and among the Company, the Company Subsidiary and SunTrust Banks, Inc. and assigned to SunTrust Equity Funding, LLC pursuant to an assignment executed by SunTrust Banks, Inc. on February 5, 2003.

“Surviving Corporation” has the meaning provided in the Recitals.

“Tax Affiliate” means any Affiliate of the Company that has been or is currently included in a consolidated, unitary or combined Return with the Company for any taxable period during which the Company was required to be included in such consolidated, unitary or combined Return.

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local, or foreign taxing authority, including, without limitation, income, alternative or add-on minimum, value added, excise, real and personal property, sales, use, occupation, service, service use, transfer, payroll, withholding, franchise, environmental, customs, duty, stamp, employment, unemployment, social security (or similar), disability, severance, gross receipts, license, capital stock, intangible property and occupation taxes (whether payable directly or by withholding and whether or not requiring the filing of a Return) and any claim or assessment by the Internal Revenue Service, the Department of Labor or other governmental agency arising from or relating to the failure to timely file any Return (including any interest, penalties or additions attributable to or imposed on or with respect to any such claim or assessment).

“Technology Park Lease” has the meaning provided in Section 3.10.

“Third Party Debt” has the meaning provided in Section 5.6.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Articles of Merger and the Employment Agreements and any schedule or attachment to any of the foregoing.

“Transactions” has the meaning provided in the Recitals.

“Transmittal Letter” has the meaning provided in Section 2.8.

“Unaudited Financial Statements” has the meaning provided in Section 3.6.

“Warrant Payout” means an amount of cash equal to $273,847.

“Warrant Redemption Agreement” has the meaning provided in Section 2.7.

ARTICLE 2

MERGER, CLOSING, CONVERSION OF SHARES AND PAYMENT FOR SHARES

2.1                                                    Merger.  Subject to the provisions of this Agreement, and in accordance with Section 10-2B-11.01 of the ABCA, Purchaser shall be merged with and into the Company at the Effective Time.  Upon consummation of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall be the Surviving Corporation and shall continue its corporate existence under the ABCA.

2.2                                                    Closing.  Subject to the terms and conditions set forth herein, the Closing of the Transactions (the “Closing”) shall take place at the offices of Farella, Braun & Martel LLP, 235 Montgomery Street, Russ Building, San Francisco, California 94104 at 10:00 a.m. California time on June 1, 2004, or if earlier, three (3) business days after all of the conditions to closing set forth in Article 6 have been satisfied or waived, or at such other place, date or time as Parent and the Company may agree upon in writing.  Simultaneously with the Closing, the Company and Purchaser shall file the Articles of Merger with the Secretary of State of the State of Alabama.

2.3                                                    Effective Time.  The Merger shall become effective at the Effective Time.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Articles of Merger, which have been executed in accordance with the relevant provisions of the ABCA and filed with the Secretary of State of the State of Alabama, are accepted for recording or such later time established by the Articles of Merger.

2.4                                                    Effects of Merger; Effective Date.

(a)                        The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, powers, privileges and franchises of the Company shall vest in Purchaser as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Purchaser in order to carry out and effectuate the Transactions.

(b)                       If the Closing actually occurs, and the Closing Date is later than June 1, 2004 (the “Effective Date”), Parent shall be deemed to (i) have assumed effective managerial and operational control of the Company and the Company Subsidiary on the Effective Date and (ii) receive credit and responsibility for all operations of, and events relating to, the Company accruing, occurring or arising on and after the Effective Date including, without limitation, the various items of income and expense of the Company and the Company Subsidiary.

2.5                                                    Charter and Bylaws; Directors and Officers.  At or as of the Effective Time (i) the Articles of Incorporation of the Surviving Corporation shall be amended as set forth in the Articles of Merger to be the same as those of Purchaser immediately prior to the Effective Time (except the name of the Surviving Corporation shall be EPOS Corporation) until further amended in accordance with applicable law, and (ii) the Bylaws of Purchaser immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.  At or as of the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6                                                    Merger Consideration.  The total consideration to be paid by Parent in the Merger (the “Merger Consideration”) is (a) the Cash Consideration and (b) 402,422 shares (the “Parent Shares”) of Parent’s Class B Common Stock, no par value (the “Parent Class B Stock”).

2.7                                                    Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the Stockholders or the holders of any securities of Parent, Purchaser or the Company:

(a)                        Each issued and outstanding share of Company Common Stock held by the Non-Accredited Investors shall be converted into the right to receive the Cash Payout, upon surrender of the Certificate formerly representing such outstanding share of Company Common Stock in the manner set forth in Section 2.8, and as of the Effective Time, each such outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each such holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Cash Payout for each such share of Company Common Stock represented by such Certificate as hereinabove set forth without interest (or, if applicable, to be treated as a Dissenting Share);

(b)                       Each issued and outstanding share of Company Common Stock (other than those shares of Company Common Stock held by the Non-Accredited Investors) shall be converted into the right to receive the Equity Price, upon surrender of the Certificate formerly representing such outstanding share of Company Common Stock in the manner set forth in Section 2.8, and as of the Effective Time, each such outstanding share of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each such holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Equity Price for each such share of Company Common Stock represented by such Certificate as hereinabove set forth without interest (or, if applicable, to be treated as a Dissenting Share); and

(c)                        The SunTrust Warrant shall be redeemed by the Surviving Corporation contemporaneously with the Closing pursuant to and in accordance with that certain Warrant Redemption Agreement between the Company and SunTrust Equity Funding, LLC, dated as of May 28, 2004 (the “Warrant Redemption Agreement”), substantially in the form attached hereto as Exhibit H, and Parent shall cause the Surviving Corporation to, upon surrender of the documents formerly representing such SunTrust Warrant, pay to SunTrust Equity Funding, LLC an amount equal to the Warrant Payout, and as of the Effective Time and in accordance with the Warrant Redemption Agreement, the SunTrust Warrant shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of the SunTrust Warrant (the “Warrant Holder”) shall cease to have any rights with respect thereto, except the right to receive the Warrant Payout.

2.8                                                    Receipt of Consideration; Escrow Fund and Exchange Fund.

(a)                        At the Closing, the Merger Consideration shall first be paid or applied as follows: (i) Parent shall cause the Surviving Corporation to pay in cash an amount sufficient to cover all of the Company’s transaction costs that have been incurred by the Company or the Company Subsidiary in connection with the Transactions then unpaid (the “Company Transaction Costs”); (ii) Parent shall withhold amounts in accordance with Section 2.10; and (iii) Parent shall deliver to the Escrow Agent (A) cash equal to $300,000 and (B) 95,815 shares of Parent Class B Stock (collectively, the “Escrow Fund”), which will be deposited with the Escrow Agent (as such term is defined in the Escrow Agreement attached hereto as Exhibit C

(the “Escrow Agreement”)) and will be governed by the terms set forth in the Escrow Agreement.  The Escrow Fund shall terminate eighteen (18) months after the Effective Time (except for any portion to cover any timely made claims of any Parent Indemnified Party pursuant to Article 8 which remain unsatisfied at such time).  The provisions of the Escrow Agreement shall govern in the event of any conflict between the Escrow Agreement and this Section 2.8(a).

(b)                       Prior to the Effective Time, Parent will designate a Person reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the Company Shareholders to receive the funds necessary to make payments to such holders pursuant to this Section 2.8.  On the Closing Date, Parent shall deliver to the Exchange Agent, in trust for the benefit of the Company Shareholders, (i) the Parent Shares less the stock portion of the Escrow Fund and (ii) a wire transfer in an amount equal to the Cash Consideration less (x) the Company Transaction Costs and (y) the cash portion of the Escrow Fund (the “Exchange Fund”).

(c)                        Any Company Shareholder and the Warrant Holder that has complied with the following requirements, as applicable, but only to the extent all of the conditions in Article 6 have been satisfied or waived, shall be entitled to receive, upon or as soon as practicable following the Effective Time, (i) in the case of the Stockholders, the Equity Price for each share of Company Common Stock held by such Stockholders, (ii) in the case of the Non-Accredited Investors, the Cash Payout for each share of Company Common Stock held by such Non-Accredited Investors, and (iii) in the case of the Warrant Holder, the Warrant Payout:

(i)                                     For holders of shares of Company Common Stock, the Company Shareholder has delivered to the Exchange Agent its stock certificate or certificates with respect to such share or shares (the “Certificates”) and a fully executed transmittal letter substantially in form and substance as set forth in Exhibit D (the “Transmittal Letter”); and

(ii)                                  For the Warrant Holder, such Warrant Holder has delivered to the Company at or prior to the Effective Time the documents representing such SunTrust Warrant and complied with the terms of the Warrant Redemption Agreement.

(d)                       Such payments to be made to the Company Shareholders and the Warrant Holder hereunder shall be made by wire transfer to the account of each such Company Shareholder or the Warrant Holder, or by certified check, cashier’s check or other immediately available funds sent to each such Company Shareholder or the Warrant Holder, as designated by such Company Shareholder in its executed Transmittal Letter or by the Warrant Holder pursuant to the Warrant Redemption Agreement.

(e)                        With respect to any holder of shares of Company Common Stock that has not complied with the requirements of Section 2.8(c), as soon as practicable after the Effective Time (but in no event later than five (5) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to send a notice and Transmittal Letter, to each such holder of shares of Company Common Stock advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent Certificates and Transmittal Letters, in exchange for (i) in the case of the Stockholders, the Equity Price payable to such Stockholders for each share of Company Common Stock held by such Stockholder and (ii) in the case of the

Non-Accredited Investors, the Cash Payout payable to such Non-Accredited Investor for each share of Company Common Stock held by such Non-Accredited Investor.

(f)                          All consideration paid in accordance with the terms of this Section 2.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Certificates and the SunTrust Warrant; subject, however, to the escrow arrangements set forth in Section 2.8(a) (with respect to the Stockholders only) and the withholding provisions of Section 2.10.

(g)                       Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by any holder of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of shares of Company Common Stock who has not theretofore complied with this Section within twelve (12) months of the Effective Time shall thereafter have no rights with respect to the Exchange Fund, and thereafter may make requests for the payment of (i) with respect to the Stockholders, the Equity Price for each share of Company Common Stock held by such Stockholder or (ii) with respect to the Non-Accredited Investors, the Cash Payout for each share of Company Common Stock held by such Non-Accredited Investor, without any interest thereon, only to the Surviving Corporation, which shall have the sole obligation thereafter to make such payments in response to such requests, subject to compliance by such holders of shares of Company Common Stock with the terms and conditions of this Section 2.8.  None of the Company, Parent, Purchaser, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.9                                                    Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation, as applicable, will pay to such Person, in exchange for such lost, stolen or destroyed Certificate, the Cash Payout or Equity Price, as applicable, for each share of Company Common Stock to which the holder thereof is entitled pursuant to Section 2.7.

2.10                                              Withholding Rights.  The Surviving Corporation shall be entitled to deduct, and withhold from the Cash Payout or Equity Price, as applicable, otherwise payable hereunder to any holder of shares of Company Common Stock, or to deduct, and withhold from the Warrant Payout otherwise payable to the Warrant Holder, such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Company Common Stock or the Warrant Holder in respect of which such deduction and withholding was made by the Surviving Corporation.

2.11                                              Shares of Dissenting Shareholders.

(a)                        Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has properly exercised and perfected his or her dissenters’ rights under Article 13 of the ABCA (“Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Cash Payout or Equity Price, as applicable, but shall entitle the holder thereof to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 13 of the ABCA.

(b)                       At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Article 13 of the ABCA.  If such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to receive payment under Article 13 of the ABCA, each share of Company Common Stock of such holder shall no longer be a Dissenting Share and thereupon shall be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Payout or Equity Price, as applicable, without any interest thereon in accordance with Section 2.8.

(c)                        The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the ABCA (including instruments concerning appraisal or dissenters’ rights) and received by the Company, together with a copy of any such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the appraisal of any shares of Company Common Stock or offer to settle or settle any such demands unless such payment or settlement will not result in any obligation of Parent or the Surviving Corporation following the Effective Time.

(d)                       In the event that any holder of shares of Company Common Stock asserts any dissenters’ rights, this Agreement shall be deemed to have been amended and restated to reduce the aggregate payments (including the Cash Consideration, the Parent Shares and Escrow Fund) contemplated to be made to the Company Shareholders hereunder so as to cause each such holder (other than any such holder with Dissenting Shares) to receive the consideration that such holder would have received in connection with the Merger had there been no Dissenting Shares.

2.12                                              Adjustment to Merger Consideration.  At least three (3) business days prior to the Closing Date, the Company shall deliver to Parent the Company’s consolidated balance sheet as of the close of business on April 30, 2004 (the “Closing Balance Sheet”).  If the total liabilities reflected on the Closing Balance Sheet exceed the total assets reflected on the Closing Balance Sheet by more than $1,300,000, then the amount of the Cash Consideration paid by Parent at Closing pursuant to Section 2.8 shall be reduced by an amount equal to the amount that such difference exceeds $1,300,000.

2.13                                              Shareholder Representative.  Effective automatically upon the approval of the Merger and the other Transactions by the Company Shareholders, and without further act of any Company Shareholder, each Company Shareholder shall be deemed to have appointed Michael A. Lawler (the “Shareholder Representative”) as the attorney-in-fact of such Company Shareholder (except such Company Shareholders, if any, that have perfected their dissenters’ rights under Alabama law), with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Company Shareholder and to, in his sole discretion: (a) enter into and amend or waive any provision of this Agreement; (b) terminate this Agreement pursuant to the provisions of Article 9; (c) do all other things and take all other action under or related to this Agreement which he may consider necessary or proper to effectuate the Merger and the other Transactions; (d) resolve any dispute with Parent, Purchaser or the Surviving Corporation over any aspect of this Agreement or any instrument or document delivered hereunder; (e) execute and take any actions under the Escrow Agreement; (f) give and receive notices and communications; (g) authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent and the Escrow Agent; (h) object to such deliveries; (i) agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators in respect of such claims; (j) on behalf of such Company Shareholder to enter into any agreement to effectuate any of the foregoing items (a)–(i) which shall have the effect of binding such Company Shareholder as if such Company Shareholder had personally entered into such agreement(s), taken such actions or refrained from taking such actions described in Sections (a)-(i) above; and (k) take all other actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.  Notwithstanding the foregoing, all actions taken or decisions made by the Shareholder Representative on behalf of the Company Shareholders shall be taken or made in a manner which is ratable and equitable among all Company Shareholders.  This appointment and power of attorney shall be deemed an agency coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Company Shareholder or the occurrence of any other event or events and any action taken by the Shareholder Representative pursuant to this Section 2.13 shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless or whether or not the Shareholder Representative, the Company, Parent or Purchaser shall have received notice of any such death, incapacity, liquidation, dissolution or other event.  The Shareholder Representative may not terminate this power of attorney with respect to any Company Shareholder or such successors or assigns without the consent of Parent.  Effective automatically upon approval of the Merger and the other Transactions by the Company Shareholders, and without further act of any Company Shareholders, each Company Shareholder agrees to hold the Shareholder Representative harmless and indemnify the Shareholder Representative, severally (and not jointly) in accordance with the amount of Merger Consideration received by such indemnifying Company Shareholder, with respect to any and all loss, damage or liability and expenses (including legal fees) which such Company Shareholder may sustain as a result of any action taken in good faith by the Shareholder Representative.  In the event of the death, physical or mental incapacity or resignation of the initial Shareholder Representative or any successor, the Company Shareholders shall, by a vote of the Company Shareholders who held at least a majority of the outstanding shares of Company Common Stock on the Execution Date, promptly appoint a substitute and shall in writing advise Parent thereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE STOCKHOLDERS

Except as described in the Company Disclosure Schedule attached hereto, the Company and each of the Stockholders hereby jointly and severally represent and warrant to Parent and Purchaser, as of the Execution Date:

3.1                                                    Organization and Authority.

(a)                        The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company and the Company Shareholders.  This Agreement, and the Transaction Documents to which the Company is a party, constitute valid and binding obligations of the Company, and, assuming the valid execution and delivery of this Agreement by Parent, Purchaser and the Shareholder Representative, are enforceable against the Company in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws of general application relating to, affecting or limiting creditors’ rights and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The Company owns 100% of the equity interests of Computer Communications Specialists, Inc., a Georgia corporation (the “Company Subsidiary”), and the Company Subsidiary is the only Subsidiary of the Company.

(b)                       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Alabama, with full corporate power to execute and deliver this Agreement and to carry out the Transactions.  The Company is qualified to conduct business as a foreign corporation in the jurisdictions indicated on Section 3.1(b) of the Company Disclosure Schedule attached as Schedule 1 to this Agreement (the “Company Disclosure Schedule”).  Section 3.1(b) of the Company Disclosure Schedule lists all states in which the Company or the Company Subsidiary owns or leases property or has resident employees.  Neither the Company nor the Company Subsidiary has received any written claim or written notice, whether formal or otherwise, (i) from any jurisdiction other than those listed on Section 3.1(b) of the Company Disclosure Schedule to the effect that it is or was required to qualify to conduct business or (ii) from any jurisdiction listed on Section 3.1(b) of the Company Disclosure Schedule that such jurisdiction may withdraw the Company’s or the Company Subsidiary’s authorization to conduct business therein.  True, correct and complete copies of the articles of incorporation, bylaws or other charter documents of the Company and the Company Subsidiary as in effect on the Execution Date have been delivered to Parent or its representatives.  Neither the Company nor the Company Subsidiary is in violation of any of the provisions of its articles of incorporation, bylaws or other charter documents.

(c)                        Neither the Company nor the Company Subsidiary is a registered or reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

3.2                                                    Capitalization of the Company and the Company Subsidiary.

(a)                        The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock.  As of the Execution Date, 2,865,000 shares of Company Common Stock are issued and outstanding and 1,949,000 shares of Company Common Stock are held by the Company in its treasury.  The authorized capital stock of the Company Subsidiary consists of 100,000 shares of common stock, par value $1.00 per share (the “Subsidiary Common Stock”).  As of the Execution Date, 100 shares of Subsidiary Common Stock were issued and outstanding and all of such shares were held by the Company.  All issued and outstanding shares of the Company and the Company Subsidiary are validly issued, fully paid and nonassessable and, to the Company’s Knowledge, are owned free and clear of all Encumbrances.  To the Company’s Knowledge, the names, addresses and states of residency of the record holders of the issued and outstanding shares of Company Common Stock are as set forth on Section 3.2(a) of the Company Disclosure Schedule.

(b)                       Except for the SunTrust Warrant (which will be redeemed by the Surviving Corporation at the Effective Time in accordance with the terms of the Warrant Redemption Agreement) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or the Company Subsidiary or rights to obtain any of the foregoing.

3.3                                                    Consents and Approvals.  No consent, waiver, authorization or approval of any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory body, and no declaration to or filing with any governmental authority, is required in connection with the execution and delivery of this Agreement or any of the Transaction Documents by the Company or the Stockholders, or the performance of their respective obligations hereunder or thereunder, except (i) such consents, waivers, authorizations, approvals, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Alabama, (iii) the approval of this Agreement and the Transactions by the Company Shareholders, and (iv) such consents, waivers, authorizations, approvals, declarations and filings, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Company.

3.4                                                    Investments in Others.  The Company does not have any investment in or advance or loan to or guarantee of, or any commitment to make any investment in, advance or loan to or guarantee of, any Person other than the Company Subsidiary.

3.5                                                    Compliance with Laws and Other Instruments.

(a)                        The Company and the Company Subsidiary hold all licenses, permits and authorizations necessary for the lawful conduct of their business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over them or any part of its respective operations, except for such licenses, permits and authorizations the failure of which to obtain have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.  There are no violations or, to the Company’s Knowledge, claimed violations by the Company or the Company Subsidiary of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, except for such violations or claimed violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                       Neither the execution and delivery of this Agreement or any of the Transaction Documents by the Company nor the performance by the Company of any of its obligations hereunder or thereunder, will (i) violate any provision of any United States federal, state or local statute, law, ordinance, rule or regulation or any decree or order of any governmental entity thereof, (ii) conflict with, result in the breach of any of the terms or conditions of, constitute a default under, permit any party to accelerate any right under or terminate, constitute a waiver of any material right under, require consent of any party under, or result in the creation of any Encumbrance upon any of the properties, assets or capital stock of the Company or the Company Subsidiary pursuant to any material agreement, indenture, mortgage, lease, franchise, license, permit, authorization or other similar instrument of any kind to which the Company or the Company Subsidiary is a party or by which any of the Company’s properties or assets is bound or (iii) conflict with, result in the breach of any of the terms or conditions of, or constitute a default under any provision of any charter document of the Company or the Company Subsidiary, except, in the case of clauses (i) and (ii) only, such violations, conflicts, breaches, defaults, waivers, consents and Encumbrances that could not reasonably be expected to have a Material Adverse Effect on the Company.

3.6                                                    Financial Statements, Accounting Records and Internal Controls.

(a)                        Audited Financial Statements.  The Company has delivered to Parent (i) copies of the Company’s audited consolidated balance sheet as of August 31, 2001, 2002, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows (together with the auditors’ report thereon) for the periods then ended, together with notes to such financial statements (the “Audited Financial Statements”).  The Audited Financial Statements are in accordance with the books and records of the Company and the Company Subsidiary and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, as of their respective dates, the financial condition, cash flows and results of operations of the Company and the Company Subsidiary as of their respective dates.  The Company has made available to Parent copies of each management letter or other letter delivered to the Company in connection with such financial statements or relating to any review by auditors of the internal controls of the Company during the five-year period ended August 31, 2003 or thereafter, and has made available for inspection all reports and working papers produced or developed by auditors or management in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any Tax liability of Company has not been finally determined or barred by applicable statutes of limitation.  Since August 31, 1998, there has been no change in any of the significant accounting policies, practices or procedures of the Company or the Company Subsidiary other than those changes specifically required by GAAP.

(b)                       Unaudited Interim Financial Statements.  The Company has delivered to Parent consolidated balance sheets for the Company for each month since August 31, 2003, and the related consolidated statements of operations, stockholder’s equity and cash flows for the one month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company Financials”).  The Unaudited Financial Statements are in accordance with the books and records of the Company and have been prepared in conformity with GAAP applied on a consistent basis, except that the Unaudited Financial Statements do not have notes thereto and may be subject to ordinary period end adjustments.  The statements of operations and cash flows present fairly in all material respects the consolidated results of operations and cash flows of Company for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Company as of their respective dates.

(c)                        Change in Auditor.  The Company changed its auditor during the fiscal year ended August 31, 2002.  The reasons for the change in auditor are described in Section 3.6(c) of the Company Disclosure Schedule.  Other than the change in auditor described in Section 3.6 of the Company Disclosure Schedule, there has been no change in the Company’s auditor.

(d)                       Accounting Records.  The Company and the Company Subsidiary have records that accurately and validly reflect its respective transactions and accounting controls sufficient to ensure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.  Such records are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.  The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company or the Company Subsidiary in the operation of the Business (including any disaster recovery facility) to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

3.7                                                    Absence of Undisclosed Liabilities.  To the Company’s Knowledge, neither the Company nor the Company Subsidiary has any indebtedness or any other liability (absolute, contingent, asserted or unasserted), which is not reflected on or provided for in full on the balance sheets in the Company Financials which is required by GAAP to be provided or reserved on such Company Financials.

3.8                                                    Taxes.

(a)                        Tax Returns.  The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all Returns that are required to be filed by, or with respect to, the Company and such Returns are correct and complete in all material respects.  None of such Returns contains a disclosure statement under Section 6662 of the Code or any similar provision of state, local or foreign tax law.  For purposes of this Section 3.8, references to the Company shall be deemed to include a reference to the Company, its Tax Affiliates and the Company Subsidiary.

(b)                       Payment of Taxes.  All Taxes and Tax liabilities of the Company (whether or not disclosed on any Return) for all taxable years or periods that end on or before the Effective Time and, with respect to any taxable year or period beginning before and ending after the Effective Time (“Straddle Periods”), the portion of such taxable year or period ending on and including the Effective Time have been paid or adequate reserves therefor accrued, or will be paid or so accrued prior to the date of the Closing Balance Sheet, as a liability on the Company Financials (and such reserves are adequate in accordance with GAAP).  For purposes of this representation, all Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a Straddle Period shall be apportioned between the pre-Effective Time period and the post-Effective Time period as follows: (i) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (ii) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, to the portion of such period ending on the Effective Time as though the taxable year of the Company terminated at the close of business on the Effective Time, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses.

(c)                        Other Tax Matters.

(i)                                     Section 3.8(c) of the Company Disclosure Schedule sets forth (A) for each of the past five taxable years, each federal and state jurisdiction in which the Company or the Company Subsidiary paid, or was obligated to pay, any Taxes, (B) each taxable year or other taxable period of the Company for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled as of the Execution Date to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (C) the most recent taxable year or other taxable period for which an audit or other examination relating to Taxes of the Company has been finally completed and the disposition of such audits or examinations, (D) the taxable years or other taxable periods of the Company which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (E) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Company which have been proposed or assessed by any taxing authority and not satisfied as of the Execution Date and (F) a list of all notices received by the Company from any taxing authority relating to any issue which could affect the Tax liability of the Company, which issue has not been finally determined and which, if determined adversely to the Company, would reasonably be expected to result in a Tax liability.

(ii)                                  Other than with respect to the Company itself and the Company Subsidiary, the Company has not been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.  The Company does not have any liability for the Taxes of any Person (other than the Company itself and the Company Subsidiary) as defined in Section 7701(a)(1) of the Code under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(iii)                               All Taxes which the Company is (or was) required by law to pay, withhold or collect have been duly paid, withheld or collected, and with respect to amounts which the Company is (or was) required to withhold or collect, such amounts have been timely paid over to the proper authorities to the extent due and payable.

(iv)                              There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company and any other party (including any predecessor or Affiliate thereof) under which Parent or the Company could be liable for any Taxes or other claims of any party and any such agreements or arrangements that do exist shall be terminated prior to the Effective Time.

(v)                                 The Company is not a party to any agreement, contract, arrangement or plan that would result in the payment by the Company of any “excess parachute payment” within the meaning of Section 280G of the Code.

(vi)                              Neither the Company nor the Company Subsidiary were acquired in a “qualified stock purchase” under Section 338(d)(3) of the Code and neither the Company nor the Company Subsidiary are subject to any constructive elections under Section 338 of the Code or the regulations thereunder.

(vii)                           The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method.

(viii)                        None of the assets of the Company is property that is required to be treated as owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986, none of the assets of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code and none of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

(ix)                                No indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(x)                                   The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

(xi)                                There currently are no excess loss accounts, deferred intercompany gains or losses or other like items pertaining to the Company that could result in any Tax liability for the Company.

(xii)                             The Company is not engaged in business in any tax jurisdiction in which it does not file Returns for sales and use, income or other Taxes.

3.9                                                    Absence of Certain Changes and Events.  Except as set forth on Section 3.9 of the Company Disclosure Schedule, since August 31, 2003, there has not been:

(a)                        Any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)                       Any damage, destruction or loss, of or to any material asset of the Company or the Company Subsidiary, whether or not covered by insurance, except for ordinary wear and tear in the normal course of business;

(c)                        Any waiver or compromise by the Company or the Company Subsidiary of a valuable right or of a material debt owed to it;

(d)                       Any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company or the Company Subsidiary in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, other than payments, discharges or satisfactions made or given in the ordinary course of business consistent with past practices;

(e)                        Any change to a material contract or agreement by which the Company, the Company Subsidiary or any of their assets is bound or subject, other than changes made in the ordinary course of business consistent with past practices;

(f)                          Any material change in any compensation arrangement or agreement (including, without limitation, the entry into, or modification of, any employment, severance or termination agreement) with any employee, officer, director or shareholder of the Company or the Company Subsidiary;

(g)                       Other than in the ordinary course of business consistent with past practices, any sale, assignment or transfer of any Intellectual Property or other intangible assets of the Company or the Company Subsidiary;

(h)                       Other than in the ordinary course of business consistent with past practices, any sale or other disposition of any right, title or interest in or to any assets or properties of the Company or the Company Subsidiary or any revenues derived therefrom;

(i)                           Any creation, incurrence or assumption of any indebtedness for money borrowed by the Company or the Company Subsidiary exceeding $50,000 in the aggregate;

(j)                           Any capital expenditures by the Company or the Company Subsidiary exceeding $50,000 in the aggregate;

(k)                        Any material change in any accounting principle or method or election for federal income tax purposes used by the Company, other than as specifically required by GAAP;

(l)                           Any resignation or termination of employment of any officer or employee of the Company or the Company Subsidiary, or any resignation or termination of consulting services of any consultant of the Company or the Company Subsidiary;

(m)                     Any mortgage, pledge, transfer of a security interest in, or Encumbrance, created by the Company or the Company Subsidiary, with respect to any of its respective properties or assets, except Permitted Liens;

(n)                       Any loans or guarantees made by the Company or the Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(o)                       Any change in the capital stock of the Company or the Company Subsidiary or any declaration, setting aside or payment or other distribution in respect to any of such capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such capital stock; or

(p)                       Any authorization, approval, arrangement, agreement or commitment by the Company or the Company Subsidiary to do any of the things described in this Section 3.9.

3.10                                              Title to Property.

(a)                        Each of the Company and the Company Subsidiary have good and marketable title to all real property owned by them (the “Owned Real Property”), and good title to all other tangible and intangible property owned by them.  All such property is held free and clear of all Encumbrances (other than Permitted Liens).  All of the leases and subleases under which the Company or the Company Subsidiary holds a leasehold interest in real property (the “Leased Real Property”), are in full force and effect and are valid, binding and enforceable, and neither the Company nor the Company Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or the Company Subsidiary under any of the leases or subleases mentioned in this Section 3.10.  To the Knowledge of the Company, there are no adverse possession claims regarding any Owned Real Property or Leased Real Property. Assuming exercise of the purchase option in the Lease Agreement by and between the Industrial Development Board of the City of Auburn, Alabama and the Company, dated as of September 1, 1998 (the “Technology Park Lease”), the Company would obtain upon such exercise good and marketable title to the real property described in the Technology Park Lease, free and clear of all Encumbrances (other than Permitted Liens); provided that the preceding clause shall be limited to the Company’s Knowledge with respect to the condition of the title held by the Industrial Development Board of the City of Auburn, Alabama.

(b)                       Neither the Company nor the Company Subsidiary has received any written notice that any entity or Governmental Entity considers the operation, use or ownership of the Owned Real Property or the Leased Real Property to have violated any zoning, land use or similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto, or that any investigation has been commenced regarding such possible violation, except in each case such violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is in compliance in all material respects with all existing zoning, land use and similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto.  No condemnation or eminent domain proceeding against any part of the Owned Real Property or Leased Real Property is pending or, to the Knowledge of the Company, threatened.  All operating facilities located on the Owned Real Property and the Leased Real Property are supplied with utilities and other services, assuming the operation of such utilities, in such amounts as are reasonably necessary for the current operation of such facilities.

(c)                        All of the material tangible personal property used in the operation of the business (including, without limitation, the physical plants and equipment) of the Company and the Company Subsidiary have been maintained in accordance with standard industry practice or are in sufficient operating condition and repair for the operation of the business of the Company and the Company Subsidiary as currently conducted, except for ordinary wear and tear and such repair, maintenance or replacement items as are set forth on Section 3.10(c) of the Company Disclosure Schedule.  Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, all such material tangible personal property is held free and clear of all Encumbrances (other than Permitted Liens).

(d)                       The Company is in compliance in all material respects as of the Execution Date, and will continue to be in compliance in all material respects until the Effective Time, with the Technology Park Lease.  The Company has a fully vested and exercisable option to purchase the land leased under the Technology Park Lease in accordance with the terms of the Technology Park Lease.

3.11                                              Certain Transactions.

(a)                        Except as disclosed on Section 3.11(a) of the Company Disclosure Schedule: (i) no Affiliate of the Company is presently a party to any agreement or arrangement with the Company (A) providing for the furnishing of materials, products or services to or by, or (B) providing for the sale or rental of real or personal property, (including any Intellectual Property) to or from, any such Affiliate; and (ii) to the Company’s Knowledge, no holder of Company Common Stock nor any officer or director of the Company or the Company Subsidiary possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer or competitor of the Company or the Company Subsidiary.

(b)                       The Company is not bound by any agreement with, is not indebted to, and no amount is owing to the Company by, any of the officers or directors of the Company, any of the Stockholders or any Affiliate of any of the Stockholders.  The Company has not made or authorized any payment to any of the Stockholders or any of their Affiliates except for salaries and other employment compensation payable to employees of the Company or the Company Subsidiary in the ordinary course of business consistent with past practice and at the regular rates payable to them.

3.12                                              Intellectual Property.

(a)                        For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights, software, supplier lists, customer lists, trade secrets, and know-how, and applications or registrations for any of the foregoing, and all licenses and similar rights from any third party related to any of the foregoing.

(ii)                                  “Company Intellectual Property” means the Intellectual Property of the Company and the Company Subsidiary.

(b)                       Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Intellectual Property, including a summary description and specification of each item, identifying, where applicable, the date registered, granted or applied for, the expiration date and the status.

(c)                        Except as set forth in Section 3.12(c) of the Company Disclosure Schedule and subject to the further provisions of this Section 3.12(c): (i) the Company or the Company Subsidiary owns, on an exclusive basis (other than with respect to Intellectual Property licensed from third parties), free and clear of all Encumbrances (other than Permitted Liens), all of the Company Intellectual Property; (ii) no other Person has any rights in such Company Intellectual Property, (other than with respect to Intellectual Property licensed from third parties); (iii) such Company Intellectual Property is sufficient in all material respects to permit the continued lawful conduct of the business in the manner now conducted by the Company and the Company Subsidiary; (iv) the Company and the Company Subsidiary do not pay or receive any royalty from any Person with respect to any of the Company Intellectual Property (other than with respect to Intellectual Property licensed from third parties) nor has the Company or the Company Subsidiary licensed any Person to use any of the Company Intellectual Property; (v) there are no restrictions on the transfer of any item of Company Intellectual Property or any license or other interest therein held by the Company or the Company Subsidiary in respect of such Company Intellectual Property; (vi) there are no assignments or agreements to assign the Company Intellectual Property to any Person; (vii) all rights of the Surviving Corporation in and to the Company Intellectual Property after the Closing will be unaffected by the Transactions and the Transaction Documents; (viii) neither the Company nor the Company Subsidiary has given or received any notice of any pending or overtly threatened conflict with, misappropriation of, or infringement of the rights of others with respect to, any of the Company Intellectual Property or with respect to any license of the Company Intellectual Property; (ix) to the Company’s Knowledge, no Person is infringing on or violating the Company Intellectual Property; and, (x) no Company Intellectual Property, and no services or products sold by the Company or the Company Subsidiary, conflict with or infringe upon any Intellectual Property of any third party.  Neither the Company, the Company Subsidiary or any Stockholder, nor, to the Company’s Knowledge, any other employee, contractor or agent of the Company or the Company Subsidiary, has intentionally misappropriated the trade secrets, know how or other Intellectual Property of any third party.

(d)                       Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, each item of Company Intellectual Property is subsisting, all necessary application, prosecution, registration, issuance, maintenance and renewal fees in connection with the registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with the registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Intellectual Property.  Except as set forth on Section 3.12(d) of the Company Disclosure Schedule, there are no actions that must be taken by the Surviving Corporation, Parent or Purchaser within one hundred twenty (120) days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office (the “PTO”) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any registered Company Intellectual Property.  In each case in which the Company or the Company Subsidiary has acquired any Company Intellectual Property from any person, the Company or the Company Subsidiary, as applicable, has obtained an enforceable assignment, sufficient to irrevocably transfer all such Company Intellectual Property (including the right to seek past and future damages with respect thereto) to the Surviving Corporation.  To the maximum extent provided for, by, and in accordance with, applicable laws and regulations, the Company or the Company Subsidiary, as applicable, has recorded each such assignment of Company Intellectual Property with the relevant governmental entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(e)                        To the Company’s Knowledge, there are no facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable.  Without limiting the foregoing, to the Company’s Knowledge, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any item of Company Intellectual Property, and the Company has not misrepresented, or failed to disclose, and, is unaware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any item of Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any item of Company Intellectual Property.

(f)                          There was no material breach of the duty of candor to the PTO during the application and prosecution of each patent, including, but not limited to, material misrepresentations, misleading statements or omissions relating to the application or prosecution of each patent, including, but not limited to, inventorship, prior public use, citation of prior art or date of invention.

(g)                       No item of Company Intellectual Property was developed by copying, modifying, reverse engineering, decompiling, disassembling, or creating derivatives of, any technology belonging to a third party in violation of applicable law or such third party’s ownership rights without having the express permission of, and an assignment of, or license of, any and all Company Intellectual Property relating thereto from such third party.

(h)                       The Company and the Company Subsidiary have taken reasonable security measures to protect the secrecy, confidentiality and value of their respective trade secrets, including requiring all employees and consultants to execute and deliver biding agreement relating to non-disclosure of confidential information and assignments of inventions, a copy of the form of which has been delivered to Parent.  No proprietary technology has been disclosed to any Person who is not an employee or contractor of the Company or the Company Subsidiary.  All of the Company Intellectual Property was developed by Persons who are or were employees or contractors of the Company or the Company Subsidiary (except that Company Intellectual Property which is licensed from a third party), each of whom entered into a form of assignment of intellectual property and confidential information agreement with the Company.  To the Company’s Knowledge, no employee or contractor of the Company or the Company Subsidiary has executed any agreement to assign any Company Intellectual Property to any Person other than the Company or the Company Subsidiary.

(i)                           The Company has delivered to Parent all known material documentation with respect to the Company Intellectual Property that is in the possession of the Company or the Company subsidiary, which documentation is accurate and complete in all material respects and reasonably sufficient in detail and content to explain such Company Intellectual Property to a third party.  None of the Company Intellectual Property is subject to any export restriction by the United States government.

(j)                           Section 3.12(j) of the Company Disclosure Schedule lists all licenses, grants, assignments or other conveyances of any interest in Company Intellectual Property made by the Company or the Company Subsidiary licensed, granted, assigned or conveyed since September 1, 2002 for which the Company has received or is entitled to receive consideration in excess of $50,000.

(k)                        Section 3.12(k) of the Company Disclosure Schedule lists all material readily available off-the-shelf software programs that the Company or the Company Subsidiary licenses from third parties.

3.13                                              Litigation and Other Proceedings.  Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, none of the Company, the Company Subsidiary or any Stockholder, or, to the Company’s Knowledge, any other officer or director of the Company or the Company Subsidiary or any Company Shareholder is a party to any pending or, to the Knowledge of the Company, threatened action, suit, claim, arbitration, proceeding or investigation (“Action”) in the United States or elsewhere relating to the Company or the Company Subsidiary or their respective businesses, and the Company and the Company Subsidiary are not subject to any order, writ, judgment, decree or injunction, which has had or could reasonably be expected to have a Material Adverse Effect on the Company, or which prevents, or could reasonably be expected to prevent, completion of the Merger and the other Transactions.  Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all material lawsuits brought against the Company or the Company Subsidiary during the last five (5) years, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

3.14                                              Contracts.  Section 3.14 of the Company Disclosure Schedule describes all currently effective contracts to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary or any of their respective properties or assets are bound which (a) involve the payment by the Company or the Company Subsidiary of more than $100,000 over the remaining term of the contract; (b) are financing documents, loan agreements, guaranties or promissory notes; (c) are manufacturing representative, distributorship, sales agency or other similar agreements that have a term of one year or more after the Effective Date and are not terminable by the Company on thirty (30) days or less without penalty or premium; (d) any contract or agreement providing for the indemnification of any officer or director of the Company or the Company Subsidiary; (e) any contract prohibiting or materially restricting the ability of the Company or the Company Subsidiary to compete in any geographic area with any person, other than the contracts set forth in Section 3.14(c); (f) any joint venture agreement, partnership agreement or other similar contract involving a sharing of profits and expenses; or (g) any contract which has a term of one year or more after the Effective Date and is not terminable by the Company on ninety (90) days or less without penalty or premium.  The Company and the Company Subsidiary, and to the Knowledge of the Company, all of the other parties to such agreements, are in compliance in all material respects with all material provisions of all such agreements.

3.15                                              Insurance and Banking Facilities.  Section 3.15 of the Company Disclosure Schedule contains a list of (i) all material contracts of insurance and indemnity (other than indemnity provisions contained in contracts the primary purpose of which is not indemnity) of or relating to the Company or the Company Subsidiary (except insurance related to Employee Plans) in force at the Execution Date (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which the Company or the Company Subsidiary have accounts; and (iii) the names of all Persons authorized to draw on such accounts.  All premiums and other payments due prior to the Execution Date with respect to all contracts of insurance or indemnity in force at the Execution Date have been or will be paid prior to the Closing.  The Company and the Company Subsidiary are, and at all times, during the past two (2) years have been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business.

3.16                                              Employees; Employee Plans.

(a)                        Section 3.16(a) of the Company Disclosure Schedule sets forth a list of the Company’s and the Company Subsidiary’s currently effective contracts for the employment or engagement of any officer, employee or consultant, whether on a full-time, part-time or consulting basis and the Company has provided copies of such contracts to Parent.  There are no agreements, arrangements or understandings that would restrict the ability of the Company to terminate the employment or engagement of any of the Company’s or the Company Subsidiary’s employees or consultants at any time, at will, without liability.  To the Knowledge of the Company, no employee or consultant has any plan or intention to terminate his or her employment or consulting services with the Company or the Company Subsidiary.

(b)                       Section 3.16(b) of the Company Disclosure Schedule sets forth a: (i) list of the directors, officers, employees, and contractors of the Company and the Company Subsidiary (including all employees or consultants during the two (2) years immediately preceding the

Execution Date that provided material services to the Company or the Company Subsidiary); and (ii) summary description of, for each such Person, the date of hire, termination date (if applicable), job title, the current rate of compensation payable to such Person (including the date of the most recent increase thereof and including the scheduled date for the next increase), bonuses paid to such Person in each of the two (2) years ending on the same date as the Execution Date, whether such Person is an active employee or on leave, whether such Person is employed or engaged on a full-time, part-time or consulting basis, whether such Person is exempt or non-exempt, the amount of vacation pay accrued for such Person, and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the Transactions or any of the Transaction Documents.

(c)                        The Company and the Company Subsidiary are in compliance in all material respects with all applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, edict, decree, treaty, convention, rule, regulation, ruling, directive, requirement, determination or decision of any governmental entity respecting employment, employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice.  No present or former employee of the Company or the Company Subsidiary has a pending claim which has been asserted or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiary for (i) overtime pay; (ii) wages, salaries or profit sharing; (iii) any violation of any contract or legal requirement relating to wages or hours of work; (iv) discrimination against employees on any basis; (v) unlawful or wrongful employment or termination practices; or (vi) any violation of occupational safety or health standards.  To the Knowledge of the Company, all employees of the Company or the Company Subsidiary who are not United States citizens hold all requisite visas and have satisfied all applicable legal requirements in all material respects respecting their immigration status.  Neither the Company nor the Company Subsidiary employs people resident outside of the United States.

(d)                       Set forth on Section 3.16(d) of the Company Disclosure Schedule is a list of all bonus, incentive, profit sharing, stock bonus, retirement, pension, 401(k), ESOP, benefit, welfare, medical, dental, disability, supplemental unemployment, life insurance, vacation, stock option, stock purchase, phantom stock, royalty, flexible spending, deferred compensation, severance and other similar compensation or employee benefit plans, agreements, funds, trusts, programs or arrangements, under which the Company or the Company Subsidiary has any current or future obligation or liability or under which any employee, consultant or former employee or consultant (or beneficiary of any of them) of the Company or the Company Subsidiary has or may have any current or future right to benefits (the “Employee Plans”).  An accurate and complete copy of each Employee Plan and any trust agreement, annuity contract, insurance contract or other funding instrument associated therewith, including summary plan descriptions for the Employee Plans, where applicable, and all manuals, brochures, publications, policies, procedures or similar documents of the Company or the Company Subsidiary regarding compensation, benefits, perquisites, affirmative action, office administration and personnel matters (the “Employee Manuals”) has been delivered to Parent.  Section 3.16(d) of the Company Disclosure Schedule sets forth a brief description of any oral Employee Plan.  All benefits, expenses and other amounts due and payable under any Plan (as defined below) or Employee Plan, and all employee and employer contributions (including penalties for delinquent funding), transfers or payments required to be made to any Plan or Employee Plan as of the Effective Time have been timely paid or made, accrued and booked.

3.17                                              Compliance with ERISA.  Section 3.17 of the Company Disclosure Schedule contains a list of all “employee pension benefit plans” and all “employee welfare benefit plans” (within the meaning of ERISA) (each, a “Plan”) of the Company or the Company Subsidiary in which any of their respective employees participate.  Each such Plan intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance in all material respects with ERISA and the Code and, to the Company’s Knowledge, no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such Plan.  To the Company’s Knowledge, no fact or circumstance exists, including, without limitation, any “reportable event” (within the meaning of ERISA) or failure to file a Return, in connection with any such Plan which is likely to constitute grounds for: (a) termination of such Plan by the plan administrator (the “Plan Administrator”); (b) the appointment by a court of a trustee to administer such Plan; or (c) the Company or the Company Subsidiary to become subject to any liability under the terms of the Plans, ERISA, the Code or any other applicable law.  The Company and the Company Subsidiary have not incurred any liability to the Plan Administrator (other than for payment of contributions and premiums which have been timely made).  The Company and the Company Subsidiary have complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code.  No employee welfare benefit plan (within the meaning of ERISA) maintained by the Company or the Company Subsidiary provides benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

3.18                                              Labor Matters.  The Company and the Company Subsidiary are not party to or bound by any collective bargaining agreement with any labor organization applicable to employees of, or Persons providing services to, the Company or the Company Subsidiary, and, to the Company’s Knowledge, there are no actual or threatened activities or proceedings of any labor organization (or representative thereof) to organize any unorganized employees of the Company or the Company Subsidiary.  There is: (a) no unfair labor practice complaint against the Company or the Company Subsidiary pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency; (b) no labor strike, dispute, slowdown, lockout or stoppage actually pending, or, to the Knowledge of the Company, threatened against or directly affecting the Company or the Company Subsidiary; (c) no grievance or arbitration proceeding pending and, to the Knowledge of the Company, no claims therefor exist; (d) no agreement to which the Company or the Company Subsidiary are party that is binding on the Company or the Company Subsidiary that restricts the Company or the Company Subsidiary from relocating or closing any of its operations; (e) no material work stoppage at the Company or the Company Subsidiary; (f) no delinquency in payments to any of the employees of the Company or the Company Subsidiary for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; or (g) no liability to any employee of the Company or the Company Subsidiary that is or will be due to such employee upon termination of the employment of any of such employees before or after the Closing Date.

3.19                                              Hazardous Materials.

(a)                        The Company and the Company Subsidiary have not caused any disposals or releases of any Hazardous Material on or under any of the (i) Owned Real Property, (ii) Leased Real Property, or (iii) property that the Company or the Company Subsidiary retains a contractual or other legal obligation with respect to Environmental Requirements (collectively, the “Company Properties”).  To the Knowledge of the Company, no such disposals or releases occurred prior to the Company having taken title to, or possession or operation of, any the Company Properties or during its time of title, possession or operation of the same;

(b)                       The Company and the Company Subsidiary have neither (i) arranged for the disposal or treatment of Hazardous Material in violation of any applicable Environmental Requirements at any facility owned or operated by another Person, or (ii) accepted any Hazardous Material for transport to disposal or treatment facilities or other third-party sites;

(c)                        To the Company’s Knowledge, no release or threatened release of any Hazardous Material originating from a property other than the Owned Real Property or the Leased Real Property has come to be (or may come to be) located on or under the Company Properties;

(d)                       The Company and the Company Subsidiary have never installed, used, buried or removed any surface impoundment or underground fuel tank or vessel on the Company Properties;

(e)                        There has been no litigation, administrative proceeding or, to the Knowledge of the Company, governmental investigations or any other actions, claims, demands, notices of potential responsibility or requests for information brought or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary, or any settlement reached by the Company or the Company Subsidiary with any Person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under the Company Properties or as otherwise relating to potential liabilities, including violations of Environmental Requirements.

(f)                          Neither the Company nor the Company Subsidiary is under or subject to any current contractual obligation, order, or decree imposed by any governmental agency or other entity to achieve or maintain compliance with any Environmental Requirements, including site investigation or remediation.

(g)                       To the Company’s Knowledge, there are no PCBs, asbestos or asbestos-containing materials, lead or lead-based paint or urea formaldehyde foam insulation located on or within any of the Company Properties.

3.20                                              Inventories.  All inventories of the Company and the Company Subsidiary are of good and merchantable quality; provided that the value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the Closing Balance Sheet, or with respect to inventories purchased since such Closing Balance Sheet date, on the books and records of the Company and the Company Subsidiary, to ascertainable market value, or adequate reserves described on such Closing Balance Sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of the Company and the Company Subsidiary (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.  All inventories received back from customers for the express purpose of upgrading to new hardware that are subsequently used for repair and maintenance of other existing customer hardware are carried at no value on the Closing Balance Sheet in accordance with GAAP.  Notwithstanding the foregoing, fifty (50%) percent of the amount in the following inventory accounts included in the Company’s March 31, 2004 balance sheet shall be included in calculating the value of the Company’s total assets for the purposes of Section 2.12: (a) MRB Stock; (b) SVC Stock; (c) Outstanding Service Exchange; and (d) Pilots.

3.21                                              Receivables.  All receivables of the Company and the Company Subsidiary, whether reflected on the Company’s consolidated balance sheet or otherwise, represent sales actually made or services actually provided in the ordinary course of business, and are current and, to the Company’s Knowledge, fully collectible net of any reserves shown on the Company’s consolidated balance sheet (which such reserves are adequate and were calculated on a basis consistent with GAAP and past practice) within 90 days after the Closing.  The Company has delivered to Parent a complete and accurate aging list of all receivables of the Company and the Company Subsidiary.  All individual amounts due from customers that are in excess of 90 days old represent fully collectible amounts as of the Closing Date within seventeen (17) months following the Closing Date.

3.22                                              Accredited Investors.  Other than the Non-Accredited Investors, each Company Shareholder is an “Accredited Investor” as that term is defined in Rule 501(a) of the General Rules and Regulations under the Securities Act of 1933, as amended, and has executed the investor representations letter in the form attached hereto as Exhibit G.

3.23                                              Brokers and Finders.  Other than Corporate Finance Associates, Inc., no broker, investment broker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or the Company Subsidiary in connection with the consummation of the Transactions.  The Company has provided Parent with a copy of the engagement letter, dated as of August 14, 2003, as amended on February 17, 2004, by and between the Company and Corporate Finance Associates, Inc., and any amendments thereto (the “Fee Letter”).  The fee specified in and calculated in accordance with the Fee Letter, including any expenses or other charges payable thereunder, shall be included in the Company Transaction Costs.

3.24                                              No Omissions.  No representation or warranty of the Company or any Stockholder in this Agreement, in the Transaction Documents to which the Company or any Stockholder is a party, or any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Company or any of the Stockholders pursuant to this Agreement or any Transaction Document, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company, except as set forth in the Parent SEC Reports or the disclosure schedule attached as Schedule 2 to this Agreement (the “Parent Disclosure Schedule”):

4.1                                                    Authorization.  Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which Parent or Purchaser is a party, the performance by Parent or Purchaser of their respective obligations hereunder and thereunder, and the consummation by them of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser.  This Agreement, and the Transaction Documents to which Parent or Purchaser is a party, have been duly executed and delivered by Parent and Purchaser and, assuming the valid execution and delivery hereof and thereof by the Company, each of the Stockholders and the Shareholder Representative, constitute valid and binding obligations of Parent and Purchaser, are enforceable against Parent and Purchaser, as applicable, in accordance with their respective terms, except, in each such case, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to, affecting or limiting creditors’ rights and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  No further approval by the board of directors, shareholders or other security holders of Parent or Purchaser is required for the execution, delivery and performance of this Agreement by Parent or Purchaser, including without limitation the consummation of the Merger and the issuance of the Parent Shares to the Company Shareholders.

4.2                                                    Organization.

(a)                        Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with full corporate power to execute and deliver this Agreement and to carry out the Transactions.

(b)                       Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alabama.

(c)                        True and complete copies of the Articles of Incorporation and Bylaws of Parent, and the Certificate of Incorporation and Bylaws of Purchaser, with all amendments and restatements thereto through the Execution Date have been provided to the Company prior to the Execution Date.

(d)                       Each of Parent and Purchaser has the corporate power to own its properties and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Parent.

4.3                                                    Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 4,579,407 shares of preferred stock, no par value (the “Parent Preferred Stock”), (b) 880,000 shares of Class A Common Stock, no par value (the “Parent Class A Stock”), and (c) 42,600,000 shares of Parent Class B Stock.  As of May 26, 2004, no shares of Parent Preferred Stock, 880,000 shares of Parent Class A Stock and 18,921,733 shares of Parent Class B Stock were issued and outstanding.  As of May 26, 2004, no shares of Parent Preferred Stock, Parent Class A Stock or Parent Class B Stock were held by Parent in its treasury.  All of the issued and outstanding shares of Parent Class A Stock and Parent Class B Stock are, and the Parent Shares when issued will be, validly issued, fully paid and nonassessable and are owed free and clear of all Encumbrances.

4.4                                                    No Conflict of Transaction with Obligations and Laws.

(a)                        The execution, delivery and performance of this Agreement and the Transaction Documents to which Parent or Purchaser is a party by Parent and Purchaser, and the consummation of the Transactions do not and will not (a) contravene the articles of incorporation, bylaws or other charter or organizational documents of Parent or Purchaser, (b) conflict with or violate any applicable law, or (c) conflict with or result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Encumbrance on any of the property or assets of Parent or Purchaser pursuant to any contract, judgment, decree, order or ruling to which Parent or Purchaser is a party or by which they or any of their assets or properties is bound or affected, except for such contraventions, violations, conflicts, breaches, defaults, rights creation or lien creation which have not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                       No approval, authorization, consent, order, filing, registration or notification is required to be obtained by Parent or Purchaser from, or made or given by Parent or Purchaser to, any governmental authority or other Person in connection with the execution, delivery and performance of this Agreement by Parent or Purchaser and the consummation of the Transactions, except for such approvals, authorizations, orders, filings, registrations or notifications of which the failure to obtain could not reasonably be expected to have a Material Adverse Effect on Parent.

4.5                                                    Availability of Merger Consideration; Valid Issuance of Parent Shares.

(a)                        At the Effective Time, Parent will have the funds available for the payment of the Cash Consideration.

(b)                       At the Effective Time, the Parent Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Class B Common Stock, free and clear of Encumbrances, other than Encumbrances imposed by this Agreement or the Escrow Agreement.  Except as provided in this Agreement or the Escrow Agreement, none of the issuance, sale or delivery of the Parent Shares to the Company Shareholders is subject to any preemptive right of stockholders of Parent or to any right of first refusal or other right in favor of any Person which has not been observed or waived.

(c)                        Assuming that the representations and warranties of the Company and the Stockholders set forth in Section 3.22 (Accredited Investors) are true as of the Effective Time, the issuance of the Parent Shares to the Company Shareholders at the Effective Time in accordance with this Agreement and the Escrow Agreement will be exempt from registration under applicable federal and state securities laws.

4.6                                                    Brokers, Finders or Financial Advisors.  Other than Adams, Harkness & Hill, no broker, investment broker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Parent or Purchaser in connection with the consummation of the Transactions.

4.7                                                    SEC Filings.  Parent has filed with the SEC and made available to the Company or its representatives the Parent SEC Reports.  The Parent SEC Reports (i) at the time filed (or as amended, superceded or subsequently modified in the Parent SEC Reports filed prior to the Execution Date), complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”), and the Exchange Act, as amended by the Sarbanes-Oxley Act of 2002, as the case may be, and (ii) did not at the time they were filed (or if amended, superseded or modified by a filing prior to the Execution Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, taken as a whole, in the light of the circumstances under which they were made, not misleading, except in the case of clause (i) or (ii) of this Section 4.7 where (X) such non-compliance has not had and could not reasonably be expected to have a Material Adverse Effect on Parent or (Y) where the trading price of the Parent’s Class B Stock at the first time when Stockholders would be entitled to sell such shares pursuant to Section 7.4 (Rule 144) is equal or greater than the average closing trading price of Parent’s Class B Stock on the Nasdaq NMS during the 60 calendar days prior to the Execution Date.

4.8                                                    Interim Operations of Purchaser.  Purchaser is a wholly owned subsidiary of Parent that was formed by Parent solely for the purpose of engaging in the Merger and the other Transactions.  As of the Execution Date and the Effective Time, Purchaser (i) has engaged in no other business activities, (ii) has conducted its operations only as contemplated by this Agreement, and (iii) has no liabilities and is not a party to any agreement other than this Agreement.

4.9                                                    Intellectual Property.  Parent has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as now conducted, without any conflict with or infringement upon the rights of others, except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect on Parent or where such non-compliance has not had a material adverse effect on the trading price of the Parent’s Class B Common Stock at a time when Stockholders would have a right to sell such shares pursuant to Section 7.4 (Rule 144).  Parent has not received any communications alleging that Parent (or any of its employees or consultants) has violated or infringed or, by conducting its business as currently conducted, would violate or infringe, any Intellectual Property of any other person or entity that would require Company to disclose such communication pursuant to the requirements of the Exchange Act.

4.10                                              Nasdaq Compliance.  Parent is in compliance in all material respects with the rules, regulations and policies of the Nasdaq National Market applicable to Parent, including, without limitation, its corporate governance standards.

4.11                                              Absence of Changes.  From December 31, 2003, neither Parent nor Purchaser has suffered any change that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

4.12                                              No Omissions.  No representation or warranty of Parent or Purchaser in this Agreement, in the Transaction Documents to which Parent or Purchaser is a party, or in any schedule or exhibit hereto furnished or to be furnished to the Company or the Stockholders by or on behalf of Parent or Purchaser pursuant to this Agreement or any Transaction Document, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1                                                    Conduct of Business by the Company Pending the Merger.  Except as expressly permitted in this Article 5, during the period from the Execution Date through the Effective Time, the Company shall, and it shall cause the Company Subsidiary to, carry on its business in the ordinary course of business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts consistent with past practices to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and it shall cause the Company Subsidiary not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)                        (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)                       Issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalents or convertible securities;

(c)                        Amend its articles of incorporation, bylaws or other charter documents;

(d)                       Acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

(e)                        Sell, lease, or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including any Intellectual Property) other than sales, leases, or other dispositions in the ordinary course of business consistent with past practice;

(f)                          Incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person;

(g)                       Alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or the Company Subsidiary;

(h)                       Enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Plan or Employee Plan or employment or consulting agreement;

(i)                           Increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or the Company Subsidiary, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(j)                           Knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign law, rule, regulation, guideline or ordinance;

(k)                        Make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

(l)                           Prepare or file any Return inconsistent with past practice or, on any such Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods;

(m)                     Make or rescind any express or deemed tax election related to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

(n)                       Commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

(o)                       Except in the ordinary course of business consistent with past practices, enter into or amend any agreement or contract with any customer, supplier, sales representative or agent: (i) having a term in excess of 12 months and which is not terminable by the Company without penalty or premium by notice of 30 days or less or (ii) which involves or is expected to involve payments of $100,000 or more during the term thereof; (iii) enter into or amend any other agreement or contract material to the Company; or (iv) purchase or lease any real property; or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $50,000;

(p)                       Except in the ordinary course of business consistent with past practice, enter into or amend any agreement or contract with any other person pursuant to which the Company is the licensor or licensee of any Intellectual Property;

(q)                       Pay, accelerate, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Audited Financial Statements or incurred in the ordinary course of business consistent with past practice; or

(r)                          Authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.2                                                    No Solicitation.  During the period between the Execution Date and the Closing Date, the Company shall not, and the Company shall require the Company Subsidiary and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent or Purchaser) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets, tender offer or similar business transaction involving the Company (an “Acquisition Proposal”), (b) engage in discussions or negotiations with any Person (other than Parent) concerning any such Acquisition Proposal, or (c) following receipt of an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, a recommendation that the Company Shareholders vote in favor of the Transactions or approve, endorse or recommend such Acquisition Proposal.

5.3                                                    Access to Information.  The Company shall, and shall cause the Company Subsidiary to, use commercially reasonable efforts to facilitate and assist Parent’s ongoing due diligence investigation of the Company, the Company Subsidiary and their business.  In furtherance thereof, and without limiting the generality of the foregoing, the Company shall afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the Execution Date through the Effective Time, all of their respective properties, books, contracts, commitments and records (including Returns and the work papers of independent accountants), subject to restrictions on disclosure imposed by contract or applicable law.  No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

5.4                                                    Public Announcements.  From the Execution Date until the earlier of the Effective Time or the termination of this Agreement, no party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consent of Parent (in the case of the Company or any Stockholder) or the Company (in the case of Parent or Purchaser), which consent shall not be unreasonably withheld; provided, however, that:  (a) nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party’s counsel in writing reasonably determines such action to be required by applicable law or governmental regulations, in which case the party making such determination will, to the greatest extent practicable in light of the circumstances, use best efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance; and (b) Parent and the Company may disclose this Agreement and the Transactions to (i) their respective directors, officers, employees, financial advisors, potential and actual financing sources and their advisors, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis (to the extent such parties are under non-disclosure obligations) and (ii) third parties in connection with securing consents of such third parties to the extent necessary to consummate the Transactions or to prevent a default in connection with consummation of the Transactions and in connection with any permits, approvals, filings or consents required by law to be obtained.  Prior to the Closing, all press releases or other announcements or notices regarding the Transactions shall be made jointly by Parent and the Company.

5.5                                                    Commercially Reasonable Efforts.

(a)                        Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including:  (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all governmental entities and the making of all necessary registrations and filings (including filings with any governmental entity) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including, but not limited to, consents from the Company’s employees related to their transition from the Company Benefit Plans to Parent’s employee benefit plans, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)                       No party shall take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

5.6                                                    Company Indebtedness.  At the Closing, Parent shall, at its option, either (a) repay in full the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by Company or the Company Subsidiary in respect of, any indebtedness for borrowed money (including bank overdrafts) to any bank or other financial institution or other unaffiliated lender (including the lessor on all capital leases) as of the Effective Time (the “Third Party Debt”) or (b) cause the Surviving Corporation to assume any of such Third Party Debt and cause the personal guarantees of the Stockholders (and all collateral of the Stockholders pledged to secure such guarantees) of any of such Third Party Debt to be unconditionally released by the applicable lenders; provided that the aggregate amount of such Third Party Debt shall not exceed $7,500,000.  At the Closing, Parent shall, or it shall cause the Surviving Corporation to, at its option either (x) replace and cause to be cancelled the $500,000 letter of credit issued to secure a performance bond issued in connection with the Company’s contract with the Virginia Employment Commission (the “LOC”), (y) cause the issuer of the LOC to unconditionally release the personal guarantees of the Stockholders (and all collateral of the Stockholders pledged to secure such guarantees), or (z) make such other arrangements as are acceptable to the Stockholders in their sole discretion.

5.7                                                    Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each party hereto will pay its own expenses incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the Transactions, whether or not consummated.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions, other than any taxes relating to the issuance of the Parent Shares to the Company Shareholders, shall be the responsibility of the Company and be deemed part of Company Transaction Costs.  The Company will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by law, Parent will join in the execution of any such Returns and other documentation.

5.8                                                    Company 401(k) Plan.  Prior to the Effective Time, the Company’s Board of Directors shall have authorized and directed the termination of the EPOS Corporation 401(k) Plan (the “Company 401(k) Plan”).

5.9                                                    Voting Agreement.  Provided that Parent is in compliance in all material respects with its obligations under this Agreement, at any meeting of the Company Shareholders, called to consider and vote upon the adoption of this Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of this Agreement by written consent of Company Shareholders, each of the Stockholders hereby agrees that he will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s shares of Company Common Stock which he has the right to vote in favor of the adoption of this Agreement and in favor of any other matter necessary or appropriate for the consummation of the Merger and the other Transactions that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable.  At any meeting of the Company Shareholders, called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of the Company Shareholders, each Stockholder hereby agrees to vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s shares of Company Common Stock which he has the right to vote against the adoption of such Adverse Proposal.

For purposes of this Agreement, the term “Adverse Proposal” means (a) any proposal or action that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in this Agreement, or (b) the following actions (other than the Merger and the other Transactions):  (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or the Company Subsidiary; (ii) a sale, lease or transfer of a material amount of assets of the Company or the Company Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of the Company or the Company Subsidiary; and (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company or the Company Subsidiary as of the Execution Date; (B) any change in the present capitalization of the Company or any amendment of the Company’s or the Company Subsidiary’s articles of incorporation or bylaws, as amended as of the Execution Date; (C) any other material change in the Company’s or the Company Subsidiary’s corporate structure or business; or (D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger or the other Transactions or increase the likelihood that such Transactions will not be consummated.

5.10                                              Notification of Certain Matters.  The Company and each of the Stockholders shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any such Stockholder, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and (ii) any failure of the Company or any such Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company or any Stockholder pursuant to this Section 5.10 shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article 6 have been satisfied, but will be deemed to have cured any such breach of representation or warranty in this Agreement and to have been disclosed as of the Execution Date for purposes of Article 8 hereof.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                                                    Conditions to Each Party’s Obligations.  The respective obligations of each party to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment to each party’s reasonable satisfaction on or prior to the Effective Time of each of the following conditions:

(a)                        HSR Act.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable foreign antitrust and competition laws shall have been terminated or shall have expired.

(b)                       No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereby.

(c)                        Escrow Agreement.  Parent and the Company shall have each executed and delivered the Escrow Agreement, and Parent shall have deposited the Escrow Fund with the Escrow Agent.

(d)                       Stockholder Approval.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the Company Shareholders entitled to vote on such matters.

(e)                        Company Budget, Plan and Financing.  The Company shall have prepared a monthly operating budget for the period from the Closing Date through September 30, 2004 and the ensuing twelve months ended September 30, 2005 that is reasonably acceptable to Parent.

6.2                                                    Conditions to Obligations of Parent and Purchaser.  The obligation of Parent and Purchaser to consummate the Merger at the Closing is subject to the fulfillment to the Parent’s and Purchaser’s reasonable satisfaction on or prior to the Effective Time of each of the following conditions:

(a)                        Representations and Warranties.  Each representation and warranty of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects (unless any such representation or warranty is qualified by materiality and in such case shall be true and correct in all respects as so qualified) as of the Execution Date and as of the Effective Time as though made as of the Effective Time, except as described in the Company Disclosure Schedule, and except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  Parent and Purchaser shall have received a certificate signed by a duly authorized officer of the Company to such effect.

(b)                       Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company and the Stockholders at or prior to the Effective Time shall have been performed or complied with by the Company and the Stockholders in all material respects.  Parent and Purchaser shall have received a certificate signed by a duly authorized officer of the Company to such effect.

(c)                        Consents.  Schedule 6.2(c) of the Company Disclosure Schedule sets forth a list of all consents, approvals, authorizations, whether governmental or otherwise, the absence of which, individually or in the aggregate, would have a Material Adverse Effect on the Company, and the Company shall have obtained each of such consents.

(d)                       Due Diligence.  Parent and its advisors shall have completed the financial, business, technology and legal due diligence investigations of the technology, financial condition, operating results, business and prospects of the Company and the Company Subsidiary, the results of which investigations shall be satisfactory to Parent in its sole discretion.

(e)                        Employment Agreements and Arrangements.  As of the Closing Date, each of the Stockholders shall have executed and delivered to Parent an Employment Agreement in substantially the form of Exhibit B hereto (each, an “Employment Agreement”) and Parent or the Company shall have entered into employment arrangements on terms reasonably satisfactory to Parent with such additional key employees of the Company, as determined by Parent in its sole discretion.

(f)                          No Material Adverse Effect.  No fact or development shall have occurred since the Execution Date and be continuing which, individually or in the aggregate, has had or would have a Material Adverse Effect on the Company.  Parent shall have received a certificate signed by a duly authorized officer of the Company to such effect.

(g)                       Legal Opinion.  Parent shall have received an opinion of Bradley Arant Rose & White LLP, the Company’s counsel, in substantially the form attached hereto as Exhibit E.

(h)                       Closing Balance Sheet.  The Company shall have prepared and delivered to Parent the Closing Balance Sheet in a form acceptable to Parent.

(i)                           Certificates and Documents.  The Company and the Stockholders shall have delivered to Parent at or prior to the Closing:

(i)                                     A copy of the Company’s articles of incorporation and evidence of good standing, with all amendments to date, certified by the Secretary of State of Alabama as of a date within a reasonable period of time prior to the Effective Time, together with true and correct bylaws of the Company, certified by its secretary as of the Effective Time;

(ii)                                  A copy of the Company Subsidiary’s articles of incorporation and evidence of good standing, with all amendments to date, certified by the Secretary of State of Georgia as of a date within a reasonable period of time prior to the Effective Time, together with true and correct bylaws of the Company Subsidiary, certified by its secretary as of the Effective Time;

(iii)                               Resolutions of the board of directors of the Company authorizing and approving all matters in connection with this Agreement and the Transactions, certified by a duly authorized officer of the Company as of the Effective Time;

(iv)                              Complete corporate minute books and stock register books for each of the Company and the Company Subsidiary; and

(v)                                 Such other documents relating to the transactions contemplated in this Agreement as Parent may reasonably request.

(j)                           FIRPTA.  Either (i) the Company shall have delivered to Parent and to the Internal Revenue Service notices that the shares of Company Common Stock are not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Shareholders shall deliver to Parent certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code.  If Parent does not receive either the notices or the certifications described above on or before the Closing Date in a form reasonably satisfactory to Parent, Parent, Purchaser, and the

Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

(k)                        Appraisal Rights.  No more than six (6%) percent of the shares of the Company Common Stock shall have exercised or be eligible to exercise Dissenters’ Rights in connection with the Merger.

(l)                           Termination of Company 401(k) Plan.  The Company’s Board of Directors shall have authorized and directed the termination of the Company 401(k) Plan.

6.3                                                    Conditions to Obligations of the Company and the Stockholders.  The Company’s obligation to consummate the Merger at the Closing is subject to the fulfillment to its reasonable satisfaction or waiver on or prior to the Effective Time of each of the following conditions:

(a)                        Representations and Warranties.  Each representation and warranty of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects (unless any such representation or warranty is qualified by materiality and in such case shall be true and correct in all respects as so qualified) as of the Execution Date and as of the Effective Time as though made as of the Effective Time, except as described in the Parent Disclosure Schedule, and except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.  The Company shall have received a certificate signed on behalf of Parent and Purchaser by duly authorized executive officers of Parent and Purchaser to such effect.

(b)                       Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Parent or Purchaser on or prior to the Effective Time shall have been performed or complied with by Parent or Purchaser in all material respects. The Company shall have received a certificate signed on behalf of Parent and Purchaser by duly authorized executive officers of Parent and Purchaser to such effect.

(c)                        Funding of the Exchange Fund.  At the Effective Time, Parent or Purchaser shall have deposited the Cash Consideration into the Exchange Fund and the Escrow Fund in amounts consistent with the terms and conditions of Section 2.8, deposited the Parent Shares into the Exchange Fund and the Escrow Fund in amounts consistent with the terms and conditions of Section 2.8, and assumed, or caused the Surviving Corporation to have assumed, the Third Party Debt.

(d)                       Consents.  All consents, the absence of which, individually or in the aggregate, would have a Material Adverse Effect on Parent, shall have been obtained.

(e)                        No Material Adverse Effect.  No fact or development shall have occurred since the Execution Date and be continuing which, individually or in the aggregate, has had or would have a Material Adverse Effect on Parent.  The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

(f)                          Legal Opinion.  The Company shall have received an opinion of Farella Braun + Martel LLP, Parent’s and Purchaser’s counsel, in substantially the form attached hereto as Exhibit F.

(g)                       Listing of Shares.  As of the Closing Date, the Parent Class B Stock shall not have been delisted from the Nasdaq National Market nor shall proceedings have been instituted or initiated therefor, and Parent shall have paid all Nasdaq National Market listing fees required in connection with the issuance of the Parent Shares.

(h)                       Certificates and Documents.  Parent and Purchaser shall have delivered at or prior to the Closing to the Company and the Stockholders:

(i)                                     A copy of Parent’s and Purchaser’s respective articles or certificates of incorporation, with all amendments to date, certified by the Secretary of State or similar officer of Parent’s and Purchaser’s respective jurisdictions of organization as of a date within a reasonable period of time prior to the Effective Time, together with bylaws of Parent and Purchaser, certified by their respective secretaries as of the Effective Time;

(ii)                                  Resolutions of the boards of directors of Parent and Purchaser, authorizing and approving all matters in connection with this Agreement and the Transactions, certified by the respective secretaries of Parent and Purchaser as of the Effective Time; and

(iii)                               Such other documents relating to the Transactions as the Company or the Stockholders may reasonably request.

ARTICLE 7

POST-CLOSING COVENANTS

7.1                                                    Non-Competition and Non-Solicitation by Stockholders.

(a)                        Noncompetition.  In consideration of: (i) the Equity Price to be paid to each Stockholders in exchange for each share of Company Common Stock held by such Stockholder at the Effective Time; (ii) the wide access the Company grants to each Stockholder to review and become familiar with the Company’s business, including certain valuable trade secrets and the opportunity to contact and develop business relationships with the Company’s clients, vendors, and business partners; (iii) to protect the Surviving Corporation from the harm to its goodwill that would otherwise result; and (iv) in view of other considerations; each Stockholder hereby covenants and agrees that, commencing on the Execution Date and continuing for three (3) years following the Closing Date (the “Non-Competition Period”), he will not directly or indirectly own, manage, join, invest in, finance, control, accept employment with, or provide consulting or advisory services to, directly or indirectly, any Competitive Business.  A “Competitive Business” is any business (other than a business of Parent or the Surviving Corporation) that markets, sells, provides or is actively developing hardware or software technology that is competitive with the Company including, but not limited to, IVR or WEB technology.  Nothing contained in this Section 7.1 shall prevent any of Stockholders from owning, directly or indirectly, solely for investment purposes up to an aggregate of one percent (1.0%) of the outstanding debt or equity securities of any privately held or publicly traded corporation or other business entity which may otherwise be a Competitive Business.

(b)                       Nonsolicitation Covenant.  In consideration of (i) the Equity Price to be paid to each Stockholders in exchange for each share of Company Common Stock held by such Stockholder at the Effective Time; (ii) the wide access the Company grants to each Stockholder to review and become familiar with the Company’s business, including certain valuable trade secrets and the opportunity to contact and develop business relationships with the Company’s clients, vendors, and business partners; (iii) to protect the Company from the harm to its goodwill that would otherwise result; and (iv) in view of other considerations; during the Non-Competition Period, each of the Stockholders agrees that he will not, directly or indirectly, for himself or for the benefit of, or in conjunction with, any other Person:

(i)                                     call upon any Person that was a customer of the Company at any time prior to the Closing Date, for the purpose of soliciting, selling, diverting, taking away, transferring or interfering with any of the customers’ trade with or patronage of the Surviving Corporation;

(ii)                                  call upon any Person which has been the subject of a solicitation, in the form of a project proposal, submission of a bid or otherwise, by the Company prior to the Closing Date;

(iii)                               solicit, or attempt to solicit, any person employed by the Company on the Closing Date in order to cause the termination of said employee’s employment with the Company; or

(iv)                              divert, take away, transfer or otherwise interfere with the relationship(s) of the Company with any of its suppliers, manufacturers, licensors or consultants.

(c)                        If at any time during the Noncompetition Period, any of the Stockholders desires to participate in an activity that he believes might be prohibited by this Section 7.1, such person may request in writing a determination by Parent as to whether such proposed activity would violate this Section 7.1.  Such written request (a “Clarification Request”) shall be sent by certified U.S. Mail, return receipt requested, to the Parent notice parties set forth in Section 10.5 (Notices) and shall (X) provide reasonably sufficient written information to allow Parent to evaluate the proposed activity and (Y) include a copy of this Section 7.1.  Parent shall respond in writing (a “Clarification Response”) to any Clarification Request that complies with this Section 7.1(c) within twenty (20) business days of receipt thereof from the requesting person.  In the event that Parent fails to deliver a Clarification Response to the requesting person within such twenty (20) business day period, Parent shall be deemed to have (i) irrevocably consented to the activity proposed in the Clarification Request and (ii) irrevocably determined that such activity as described in the Clarification Request does not violate this Section 7.1.

7.2                                                    Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Purchaser or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Purchaser or the Company, at the Purchaser’s sole expense, all such other acts and things as may be reasonably necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Purchaser or the Company and otherwise to carry out the purposes of this Agreement and the Merger.

7.3                                                    Employee Seniority.  For the purposes of all Parent employment policies and practices affected by seniority, to the extent permitted by the terms of such policies and practices, the employees of the Company (including, without limitation, the Stockholders) shall be deemed to have seniority dating to the commencement of their respective employment with the Company or the Company Subsidiary, as applicable.

7.4                                                    Rule 144.  Parent hereby agrees to use commercially reasonable efforts, and to cause its officers, legal counsel and other employees and representatives to use their respective commercially reasonable efforts, to ensure that Parent satisfies the conditions set forth in paragraph (c) of Rule 144 such that, if the Company Shareholders satisfy the other conditions set forth in Rule 144 promulgated under the Securities Act (“Rule 144”), the Company Shareholders may sell their Parent Shares under Rule 144 commencing one year following the Closing Date.  Without limiting the foregoing, Parent hereby agrees to respond in a timely manner, and to cause its officers, legal counsel and other representatives to respond in a timely manner, to requests by the Company Shareholders or their brokers to sell Parent Shares under Rule 144 following the Closing Date and at all times thereafter, including, without limitation, to requests to have the applicable legends removed from the stock certificates representing the Parent Shares sought to be sold.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1                                                    Survival of Representations and Warranties.  The representations and warranties contained in Articles 3 and 4 hereof shall survive the Effective Time for a period of eighteen (18) months following the Effective Time, after which all such representations and warranties shall terminate and be of no further force or effect; provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Authority), 3.2 (Capitalization of the Company and the Company Subsidiary), 3.8 (Taxes), and 3.20 (Hazardous Materials) shall survive the Effective Time and continue until the expiration of the applicable statute of limitations.  If a claim or notice is given under Article 8 with respect to any representation or warranty prior to the expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved.

8.2                                                    Recourse to Escrow Fund.

(a)                        Subject to the limitations set forth herein, for a period of eighteen (18) months from and after the Effective Time, the Escrow Fund shall be available (and shall be the sole and exclusive remedy) to compensate Parent, Purchaser and their respective officers, directors, employees, agents (collectively, the “Parent Indemnified Parties”) for any loss, liability, deficiency, damage, expense or cost (including legal expenses), incurred or paid (collectively, “Losses”) by a Parent Indemnified Party (whether or not involving a third party claim), which arise as a result of:

(i)                                     any breach or failure of any of the representations and warranties of the Company or the Stockholders contained in this Agreement;

(ii)                                  any breach of, or failure to perform, any agreement or covenant of the Company or the Stockholders contained in this Agreement;

(iii)                               any Action related to the Intellectual Property initiated by, resulting from, or directly related to, any Action initiated by any of the following or their respective representatives: (A) Ronald A. Katz Technology Licensing, L.P. or its licensing arm, A2D; (B) Next Generation Information, Inc.; (C) MCI WorldCom, Inc.; (D) Bruce Dickens or Dickens 2000; (E) TouchNet Information Systems, Inc.; or (F) Philip S. Jackson (collectively, the “A2D Parties”); provided, however, that neither Parent nor Purchaser may be indemnified pursuant to the preceding clause to the extent such Action directly results from Parent’s affirmative conduct; notwithstanding the foregoing clause, Parent’s right to indemnification pursuant to this Section 8.2 shall not be limited or qualified as a result of any lawful action or undertaking by Parent reasonably necessary to determine the scope of the Intellectual Property of the A2D Parties or to obtain rights to use such Intellectual Property.  For the avoidance of doubt, nothing contained in Section 3.13 of the Company Disclosure Schedule shall limit the rights to indemnification of the Parent Indemnified Parties arising under this Section 8.2.

(iv)                              any Action related to the Company 401(k) Plan.

(v)                                 the failure of the Surviving Corporation to realize a Gross Margin of (A) at least 45% on the professional services component of the agreement between the Company and the Virginia Employment Commission, (B) at least 45% on the professional services component of the agreement between the Company and the Oklahoma Employment Security Commission, and (C) at least 40% on the on the professional services component of the notice of intent to award contract received by the Company from the Georgia Department of Labor, in each case over the period of time commencing on the Closing Date and ending, with respect to each such agreement or contract, on the date of final client acceptance and satisfactory completion of services performed in accordance with the terms of the agreement or contract; provided, that the amount of Losses that the Parent Indemnified Parties shall suffer on account of the failure of the Surviving Corporation to achieve any such Gross Margin shall be deemed for all purposes to be equal to the difference between (x) the Profit that would have had to have been earned on such agreement or contract to generate the applicable targeted Gross Margin set forth above and (y) the actual Profit earned on the applicable agreement or contract; provided, further, that when calculating the Gross Margin and Profit of an agreement or contract for purposes of this subsection 8.2(a)(v), any amendments, modifications or other changes made to such agreement or contract following the Closing Date that (1) have been agreed to in writing by Parent and the Shareholder Representative and (2) have had a negative impact on the Gross Margin or Profit, shall be disregarded.

(b)                       The Escrow Fund will be available to compensate the Parent Indemnified Parties for any Losses (the “Parent Losses”) only if Parent delivers to the Shareholder Representative written notice, setting forth in reasonable detail the identity, nature and amount of Parent Losses related to such claim or claims prior to the end of the eighteen (18) month period following the Effective Time.  The Parent Indemnified Parties may not make any claims against the Escrow Fund unless the aggregate Parent Losses incurred exceed $100,000 (at which such time claims may be made, subject to the limitations set forth herein, for such Parent Losses incurred including the $100,000 threshold amount).  Notwithstanding any other provision hereof to the contrary, in no event will the aggregate indemnity obligation hereunder with respect to Parent Losses exceed the aggregate value at any time of the Escrow Fund, and the sole source of payment or recourse for any claim by any Parent Indemnified Party with respect to any Parent Losses shall be the Escrow Fund.  Parent and the Surviving Corporation shall act in good faith and shall not take any action the intent of which is to reduce or otherwise negatively impact the Gross Margin or Profit earned on any agreement or contract that is described in subsection 8.2(a)(v) above.

8.3                                                    Indemnification by Parent.

(a)                        For a period of eighteen (18) months from and after the Effective Time, Parent and Purchaser jointly and severally agree to indemnify and hold harmless the Company Shareholders and their respective heirs, administrators, executors, trustees and assigns (collectively, the “Shareholder Indemnified Parties”) against any Losses incurred or paid by any Shareholder Indemnified Party (the “Shareholder Losses”), as a result of (i) any breach or failure of any of the representations and warranties of Parent or Purchaser contained in this Agreement or (ii) any breach of, or failure to perform, any agreement or covenant of Parent or Purchaser contained in this Agreement.  The Shareholder Indemnified Parties may not make claims against Parent or Purchaser unless the aggregate Shareholder Losses incurred exceed $100,000 (at which such time claims may be made, subject to a limit of an amount equal to the agreed upon limit for Parent’s indemnity, for such Shareholder Losses incurred including the $100,000 threshold).

(b)                       Parent and Purchaser will be liable to the Shareholder Indemnified Parties for any Losses only if the Shareholder Indemnified Parties deliver to Parent notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims prior to the eighteen (18) month anniversary of the Effective Time.

8.4                                                    Procedure.  Promptly after receipt by a Parent Indemnified Party or a Shareholder Indemnified Party (an “Indemnified Party”) as the case may require) of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8.4, or may be made following satisfaction of the minimum amounts set forth above, notify in writing the indemnifying party of the commencement thereof.  In case any such action is brought against any Indemnified Party, and such Indemnified Party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, subject to the provisions hereof, with counsel reasonably satisfactory to such Indemnified Party (provided that in matters of Tax indemnities, Parent shall control the dispute to the extent that the Tax dispute could have an adverse effect on Parent or any Affiliate for any period after the Closing).  Following notification to the Indemnified Party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under this Section 8.4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action, within a reasonable time after notice of commencement of the action, with counsel reasonably satisfactory to the Indemnified Party; provided however, that the indemnifying party shall be required to pay for Indemnified Party’s counsel if such Indemnified Party shall have reasonably concluded, on reliance of the written opinion of counsel experienced in such matters, that there may be defenses available to it or him which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of the action).  No settlement of any action against an Indemnified Party shall be made without the consent of the Indemnified Party, which shall not be unreasonably withheld.  In the event that any Indemnified Party should have a direct claim against any indemnifying party hereunder that does not involve any third party claim or claims asserted against the Indemnified Party, the Indemnified Party shall transmit to the indemnifying party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Article 8.  If the indemnifying party does not notify the Indemnified Party within 90 days from its receipt of such notice that the indemnifying party disputes such claim, the claim specified by the Indemnified Party in the indemnity notice shall be deemed a liability of the indemnifying party hereunder.  If the indemnifying party has timely disputed such claim, as provided above, such dispute shall be resolved by binding arbitration pursuant to Section 10.2 hereof.  Except as provided in the last sentence of Section 10.3, the parties agree that the sole and exclusive remedy which any party hereto shall have against any other party hereto under this Agreement shall be the right to proceed for compensation or indemnification in the manner and only to the extent provided in this Article 8.

8.5                                                    Treatment of Indemnity Payments.  Any indemnity payment made to an Indemnified Party pursuant to this Agreement shall be treated as an adjustment to the Merger Consideration to the extent permitted by Law, provided that in the event any Tax is imposed on an Indemnified Party in connection with the indemnity payment, the Indemnified Party shall be grossed-up for such Taxes (and for any additional Taxes imposed in connection with payments made pursuant to this Section 8.5).

8.6                                                    No Contribution from the Surviving Corporation.  The Surviving Corporation shall under no circumstance be required to indemnify or contribute to any party to satisfy any claims for Losses owed the Parent Indemnified Parties in connection with this Article 8.

8.7                                                    Indemnity not Affected by Knowledge.  Subject to Section 5.10 or as reasonably disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, the right to indemnification under this Article 8 shall not be affected by any knowledge of, examination made or investigation conducted by or on behalf of the Parent Indemnified Parties or Shareholder Indemnified Parties, as the case may be, or their respective legal, accounting or financial advisors or consultants, or the acceptance by any of the foregoing of any certificate or opinion or the consummation of the Closing.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1                                                    Termination.  This Agreement may be terminated at any time prior to the Closing (except as limited as to time in paragraph (b) below):

(a)                        By the mutual written consent of Parent and the Company;

(b)                       By Parent or the Company, if the Merger has not been effected on or prior to the close of business on the 30th calendar date after the Execution Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party if such party’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)                        By the Company in the event a condition set forth in Section 6.1 or 6.3 becomes incapable of being fulfilled; or

(d)                       By Parent in the event a condition set forth in Section 6.1 or 6.2 becomes incapable of being fulfilled.

(e)                        By Parent if, prior to the Closing, the Company’s board of directors shall have, in any manner, withdrawn or materially modified or amended in any respect adverse to Parent, or failed to issue, a recommendation that the Company Shareholders vote in favor of the Merger and the other Transactions or shall have resolved or announced an intention to do so.

9.2                                                    Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided, however, that nothing herein shall relieve either the Company or Parent from liability for any breach of this Agreement or failure to perform hereunder prior to the date of termination.  Notwithstanding the foregoing, the obligations of the parties contained in Section 5.7 (Fees and Expenses), Article 8 (Survival and Indemnification), this Section 9.2 (Effect of Termination), Section 10.1 (Entire Agreement), 10.2 (Dispute Resolution; Governing Law), 10.3 (Attorneys’ Fees), 10.4 (Headings), 10.5 (Notices) and Section 10.8 (No Third Party Beneficiaries) shall survive any such termination.  If this Agreement is terminated as provided herein, upon request therefor, each party will re-deliver all documents, workpapers and other material of any other party relating to the Transactions, whether obtained before or after the execution hereof, to the party furnishing the same.

9.3                                                    Waiver.  At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE 10

MISCELLANEOUS

10.1                                              Entire Agreement.  This Agreement, including the exhibits, schedules and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements (including, but not limited to, the Letter Agreement, dated February 13, 2004, by and between the Company and Parent), negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter of this Agreement.

10.2                                              Dispute Resolution; Governing Law.

(a)                        Each dispute, difference, controversy, question or claim arising under or relating to this Agreement, the Transaction Documents, the Transactions, or the subject matter hereof or thereof, between or among the parties to this Agreement (a “Dispute”) shall be finally settled by binding arbitration held in the city of Atlanta, Georgia, in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) In the event the parties to the Dispute fail to agree upon an arbitrator from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with the Rules.  In the event the parties to the Dispute shall have failed to agree upon an arbitrator from said second list, the arbitrator shall be appointed by the AAA in accordance with the Rules.   The foregoing arbitration proceedings may be commenced by any party to a Dispute by notice to the other parties to the Dispute.  The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment or decree of the arbitrator.  The parties to this Agreement expressly acknowledge and stipulate that this Agreement is in interstate commerce, as that term is defined in connection with the Federal Arbitration Act, and that this agreement to arbitrate shall be governed by the Federal Arbitration Act.  Any challenges to the scope, validity, or enforceability of this agreement to arbitrate, including, without limitation, any allegation that this agreement to arbitrate was procured by fraud or procured under duress, shall be determined by the arbitrator in accordance with the provisions of the Federal Arbitration Act.

(b)                       Except as provided in the Federal Arbitration Act and subject to the provisions of this Section 10.2, the parties to this Agreement hereby exclude any right of appeal to any court on the merits of the dispute.  The provisions of this Section 10.2 may be enforced in any court having jurisdiction over the award or any party to the Dispute, and judgment on the award granted in any arbitration hereunder may be entered in any such court.

(c)                        This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.3                                              Attorneys’ Fees.  In the event of any arbitration or litigation between the parties, whether based on contract, tort or other cause of action, in any way related to this Agreement or any of the Transaction Documents, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is prosecuted to final judgment.  The “prevailing party” shall be determined based on an assessment of which party’s major arguments or positions taken in the action or proceeding could be fairly said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.  Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

10.4                                              Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

10.5                                              Notices.  All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, including delivery by facsimile provided sender receives telephonic confirmation of delivery, on the next succeeding business day if delivered by overnight courier, or five (5) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Purchaser:

Tier Technologies, Inc.

10780 Parkridge Boulevard

4th Floor

Reston, VA   20191

Attn:                    James R. Weaver, President & CEO

Jeffrey A. McCandless, CFO

Fax:  (571) 583-1002

Telephone:  (571) 382-1027

With a copy to:

Farella Braun + Martel LLP
235 Montgomery Street, Russ Building
San Francisco, CA 94104
Attn:  Bruce R. Deming, Esq.
Fax:  (415) 954-4480

Telephone: (415) 954-4981

If to the Company:

EPOS Corporation

Attn:  Michael A. Lawler

P.O. Box 3140

Auburn, AL  36831-3140

Fax: (334) 321-7285

Telephone: (334) 321-7400

With a copy to:

Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203

Attn:                    James E. Rotch, Esq.
James W. Childs, Jr., Esq.

Fax:                           (205) 488-6211
(205) 488-6207

Telephone: (205) 521-8000

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

10.6                                              Waiver.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.7                                              Binding Effect; Assignment.  The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion; provided, however, that Purchaser may assign this Agreement to any Affiliate of Parent.

10.8                                              No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person which is not a party or an assignee of a party to this Agreement.

10.9                                              Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Agreement.

10.10                                        Further Assurances.  After the Closing, the parties to this Agreement shall take such further actions as are reasonably required to carry out the Transactions.

10.11                                        Interpretation.  The phrase “including, but not limited to,” or words of similar effect wherever used in this Agreement shall not be construed as limited to the specified items listed.

10.12                                        Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the Execution Date, effective as of the Effective Date.

TIER TECHNOLOGIES, INC.

By:
Name:
Title:

BAKER ACQUISITION CORPORATION

By:
Name:
Title:

EPOS CORPORATION

By:
Name:
Title:

STOCKHOLDERS

James F. Byrd

Edward R. Graf

Timothy A. Johnson

Michael A. Lawler

SHAREHOLDER REPRESENTATIVE

Michael A. Lawler

EXHIBIT A

FORM OF ARTICLES OF MERGER

A-1

EXHIBIT B

FORM OF EMPLOYMENT AGREEMENTS

B-1

EXHIBIT C

FORM OF ESCROW AGREEMENT

C-1

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

D-1

EXHIBIT E

FORM OF LEGAL OPINION OF COUNSEL TO THE COMPANY

E-1

EXHIBIT F

FORM OF LEGAL OPINION OF COUNSEL TO PARENT AND PURCHASER

F-1

EXHIBIT G

FORM OF INVESTOR REPRESENTATIONS LETTER

G-1

EXHIBIT H

FORM OF WARRANT REDEMPTION AGREEMENT

H-1

SCHEDULE 1

COMPANY DISCLOSURE SCHEDULE

S1-1

SCHEDULE 2

PARENT DISCLOSURE SCHEDULE

S2-1